Exhibit 99.1

ANCHEN INCORPORATED

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010 and 2009

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Anchen Incorporated:

We have audited the accompanying consolidated balance sheets of Anchen Incorporated and subsidiaries (“the Company”) as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits. We did not audit the financial statements of Anchen Pharmaceuticals (Taiwan), Inc. (“Anchen Taiwan”), a wholly-owned subsidiary, as of and for the year ended December 31, 2009, whose  statements reflect total assets of $16.3 million and total liabilities of $6.3 million as of December 31, 2009 and net income of $2,809 for the year then ended.  Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Anchen Taiwan are based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anchen Incorporated and subsidiaries as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company completed the spin-off of Anchen Taiwan on March 30, 2010 and did not include in its consolidated financial statements the balance sheet of Anchen Taiwan as of December 31, 2010 and Anchen Taiwan’s related statement of operations, stockholders’ equity and comprehensive income, and cash flows for the period subsequent to March 30, 2010, the spin-off date, through December 31, 2010.  The consolidated statement of operations for the year ended December 31, 2010 includes a net loss of $1,501,256 from Anchen Taiwan from January 1 to March 30, 2010, the spin-off date.

/s/ MELBY AND MEADOR ACCOUNTANCY CORP.

Diamond Bar, California

April 14, 2011

ANCHEN INCORPORATED

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$ 17,585,608	$ 85,932,000
Restricted cash	-	469,505
Short-term investments	49,052,149	22,142,124
Accounts receivable, net	32,281,345	7,732,415
Receivable from affiliate	720,379	-
Notes receivable	-	453,607
Income tax receivable	5,892,591	7,551,883
Inventories	12,752,101	15,664,651
Deferred tax assets	3,520,161	1,317,405
Prepaid expenses and other current assets	1,752,938	1,389,234
Total current assets	123,557,272	142,652,824
Property, plant and equipment, net	30,482,715	43,919,579
Investments	734,279	-
Investment in affiliate	26,794,353	-
Intangible assets	3,000,000	3,250,000
Deferred tax assets	3,708,038	2,790,668
Other assets	204,012	200,700
Total assets	$ 188,480,669	$ 192,813,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Credit facility	$ -	$ 625,978
Current portion of notes payable	-	1,068,718
Trade accounts payable	2,200,278	6,200,816
Payable to affiliate	1,549,071	-
Customer deposits	2,081,570	2,081,570
Income taxes payable	2,634,172	2,025,598
Other current liabilities	11,799,063	9,737,925
Total current liabilities	20,264,154	21,740,605
Notes payable	-	2,744,598
Other long-term liabilities	406,824	289,118
Deferred tax liabilities	2,472,911	1,619,692
Total liabilities	23,143,889	26,394,013
Stockholders' equity:
Common stock — par value $0.0001 per share
Shares authorized: 30,000,000 as of December 31, 2010 and 2009, shares issued: 24,166,058 and 24,164,833 as of December 31, 2010 and 2009, respectively	2,417	2,416
Additional paid-in capital	24,825,508	24,350,971
Deferred compensation	(247,945)	(440,789)
Treasury stock at cost: 233,981 and 231,756 shares as of December 31, 2010
and 2009, respectively	(1,471,504)	(1,458,615)
Retained earnings	142,195,607	144,065,060
Accumulated other comprehensive income (loss)	32,697	(99,285)
Total stockholders’ equity	165,336,780	166,419,758
Total liabilities and stockholders' equity	$ 188,480,669	$ 192,813,771

The accompanying notes are an integral part of these consolidated financial statements.

ANCHEN INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2010	2009
Revenue:
Product revenue	$ 77,612,283	$ 46,541,411
Alliance revenue	3,356,820	18,920,538
Total revenue	80,969,103	65,461,949
Cost and expenses:
Cost of product revenue	35,027,802	22,653,130
Research and development	38,266,490	30,004,526
Selling, general and administrative	12,254,189	10,042,056
Total cost and expenses	85,548,481	62,699,712
Operating income (loss)	(4,579,378)	2,762,237
Interest income, net	886,717	1,611,139
Other income (expense), net	1,615,471	(15,887)
Income (loss) before income taxes	(2,077,190)	4,357,489
Income tax provision (benefit)	(1,660,239)	1,175,396
Net income (loss)	$ (416,951)	$ 3,182,093

The accompanying notes are an integral part of these consolidated financial statements.

ANCHEN INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

								Accumulated
				Additional				Other
	Comprehensive	Common Stock		Paid-in	Deferred	Treasury	Retained	Comprehensive
	Income	Shares	Amount	Capital	Compensation	Stock	Earnings	Income (Loss)	Total
Balances at December 31, 2008		24,128,845	$ 2,413	$23,707,644	$(633,650)	$ (1,177,523)	$140,935,470	$ (350,942)	$ 162,483,412
Components of comprehensive income:
Net income	$ 3,182,093	-	-	-	-	-	3,182,093	-	3,182,093
Unrealized gain on investments	8,276	-	-	-	-	-	-	8,276	8,276
Currency translation adjustments	243,381	-	-	-	-	-	-	243,381	243,381
Total comprehensive income	$ 3,433,750
Dividend distribution		-	-	-	-	-	(52,503)	-	(52,503)
Stock option and restricted stock expense		-	-	524,688	192,861	-	-	-	717,549
Stock issued under equity incentive plan		35,988	3	118,639	-	-	-	-	118,642
Repurchase of common stock		-	-	-	-	(281,092)	-	-	(281,092)
Balances at December 31, 2009		24,164,833	$ 2,416	$24,350,971	$(440,789)	$ (1,458,615)	$144,065,060	$ (99,285)	$ 166,419,758
Components of comprehensive loss:
Net loss	$ (416,951)	-	-	-	-	-	(416,951)	-	(416,951)
Unrealized gain on investments	24,421	-	-	-	-	-	-	24,421	24,421
Currency translation adjustments	145,528	-	-	-	-	-	-	145,528	145,528
Total comprehensive loss	$ (247,002)
Dividend distribution		-	-	-	-	-	(948,175)	-	(948,175)
Stock option and restricted stock expense		-	-	470,400	192,844	-	-	-	663,244
Stock issued under equity incentive plan		1,225	1	4,137	-	-	-	-	4,138
Repurchase of common stock		-	-	-	-	(12,889)	-	-	(12,889)
Spin-off of subsidiary		-	-	-	-	-	(504,327)	(37,967)	(542,294)
Balances at December 31, 2010		24,166,058	$ 2,417	$24,825,508	$(247,945)	$(1,471,504)	$142,195,607	$ 32,697	$ 165,336,780

The accompanying notes are an integral part of these consolidated financial statements.

ANCHEN INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$ (416,951)	$ 3,182,093
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,237,912	4,891,030
Loss on investments	27,489	-
Amortization of discount or premium on investments	634,006	-
Stock-based compensation	688,542	723,168
Deferred income taxes	(2,266,907)	79,742
Loss on disposition of property and equipment	34,938	3,384
Gain on sale of intellectual property	(2,355,809)	-
Inventory provisions	1,541,215	5,025,970
Changes in operating assets and liabilities:
Accounts receivable	(24,788,683)	(3,030,183)
Inventories	234,081	(6,138,836)
Notes receivable	(3,145)	11,627,670
Trade accounts payable	(2,756,871)	1,808,912
Customer deposit	-	(48,766)
Income taxes	2,270,951	13,938,562
Payable to affiliate, net	311,139	-
Other operating assets and liabilities, net	1,614,240	(4,057,881)
Net cash provided by (used in) operating activities	(19,993,853)	28,004,865
Cash flows from investing activities:
Capital expenditures	(3,910,419)	(9,043,106)
Purchase of intangibles	-	(3,250,000)
Purchase of investments	(78,048,322)	(22,142,124)
Proceeds from sale and maturity of investments	49,766,943	71,390,904
Proceeds from sale of intellectual property	2,355,809	-
Notes receivable in connection with sale of long-term investment	-	416,216
Investment in affiliate	(7,000,000)	-
Net cash impact of spin-off	(10,818,970)	-
Net cash provided by (used in) investing activities	(47,654,959)	37,371,890
Cash flows from financing activities:
Change in short-term borrowing, net	(238,253)	(834,014)
Restricted cash in connection with notes payable	469,505	(164,243)
Issuance of common stock under employee stock plans	4,138	118,642
Excess tax benefit (expense) from stock-based compensation	(25,298)	(5,619)
Cash dividends paid	(948,175)	(52,503)
Repurchase of common stock	(12,889)	(281,092)
Net cash used in financing activities	(750,972)	(1,218,829)
Effect on cash and cash equivalents of changes in exchange rates	53,392	(54,659)
Net increase (decrease) in cash and cash equivalents	(68,346,392)	64,103,267
Cash and cash equivalents — beginning of period	85,932,000	21,828,733
Cash and cash equivalents — end of period	$ 17,585,608	$ 85,932,000
Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Income taxes	$ (1,480,599)	$ 2,755,000
Interest	$ 32,910	$ 93,000

The accompanying notes are an integral part of these consolidated financial statements.

ANCHEN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business

Anchen Incorporated was formed in December 2004.  Anchen Incorporated and its subsidiaries (“the Company”), headquartered in Irvine, California, develops, manufactures and markets for sale and distribution specialty pharmaceutical products.  The Company is focused on the development and commercialization of niche generic products.  The Company utilizes its expertise in drug delivery and clinical affairs to develop high quality products, which are currently used by patients primarily in the United States of America (“U.S.”).

Note 2 — Summary of Significant Accounting Policies

Codification of Accounting Standards

The Financial Accounting Standards Board (“FASB”) has made the Accounting Standards Codification (“ASC”) effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The ASC combines all previously issued authoritative U.S. generally accepted accounting principles (“GAAP”) into one codified set of guidance organized by subject area.  In these financial statements, references to previously issued accounting standards have been replaced with the relevant ASC references.  Subsequent revisions to GAAP by the FASB will be incorporated into the ASC through issuance of Accounting Standards Updates (“ASU”).

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. The consolidated financial statements include the accounts of wholly-owned subsidiaries, after elimination of intercompany accounts and transactions.

Reclassifications

Certain prior year balances have been reclassified to conform to current financial statement presentation.

Subsequent Events

The Company has evaluated subsequent events through the April 14, 2011, the date the financial statements were issued.

Use of Estimates

Management is required to make certain estimates and assumptions in order to prepare consolidated financial statements in conformity with generally accepted accounting principles. Such estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The Company’s most significant estimates relate to the determination of sales returns and allowances for accounts receivable and accrued liabilities, valuation of inventory balances, valuation allowance on deferred tax assets and other long-lived assets for impairment. The estimation process required to prepare the Company’s consolidated financial statements requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain. The Company’s actual results could differ materially from those estimates.

Cash Equivalents and Investments

Cash equivalents consist of highly liquid investments with insignificant interest rate risk and original remaining maturity dates of three months or less from the date of acquisition. Short-term investments consist of highly-liquid investments with remaining maturities greater than three months and less than one year from the date of acquisition. The Company’s short-term investments as of the balance sheet dates consist of debt, time deposits and other equity securities with original maturities greater than three months and less than one year. Long-term investments consist of highly-liquid investments with remaining maturities greater

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

than one year from the balance sheet date, excluding those investments that the Company has the intent and ability to realize within twelve months from the balance sheet date without incurring losses, which are classified as short-term. The Company’s long-term investments consist of debt securities with maturities greater than one year from the balance sheet date. The Company classifies all securities as available-for-sale and all securities are reported at fair value with any related unrealized gains and losses, net of tax, recorded in stockholders’ equity under the caption “Accumulated other comprehensive income (loss).” The cost and fair value of investments are based on the specific identification method. The Company periodically reviews its investment portfolios to determine if any investment is other-than-temporarily impaired due to changes in credit risk or other potential valuation concerns. All realized gains and losses and declines in fair value that are other-than-temporary are recorded in earnings in the period of occurrence.

Trade Receivables and Allowance for Doubtful Accounts

Trade receivables consist of amounts billed to customers for products sold and are carried at their estimated collectible amounts. Accounts receivable are generally due within 60 days. The Company establishes an allowance for doubtful accounts based on collection experience and other factors. However, if circumstances change, the Company’s estimate of the recoverability of accounts receivable could be different. Circumstances that could affect the Company’s estimates include, but are not limited to, customer credit issues and general economic conditions. Accounts are written off once deemed to be uncollectible. Any subsequent cash collections relating to accounts that have been previously written off are typically recorded as a reduction to bad debt expense in the period of payment.

Fair Value of Other Financial Instruments

The Company evaluates the estimated fair value of financial instruments using available market information and valuation methodologies. The use of different market assumptions and/or estimation methodologies could have a negative effect on the estimated fair value amounts. The fair value of the Company’s cash, cash equivalents, accounts receivable, accounts payable, notes payable and other current liabilities approximates the carrying amount due to the relatively short maturity of these items.

Inventories

Inventories consist of finished goods held for sale and distribution, raw materials and work in process. Inventories are stated at the lower of cost (first-in, first-out method) or market (net realizable value). The Company writes down inventories to net realizable value based on forecasted demand and market conditions, which may differ from actual results. For the years ended December 31, 2010 and December 31, 2009, cost of product revenue includes a charge of approximately $1.5 million and $5.0 million, respectively, related to write downs of inventory which the Company does not expect to sell. Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory.

Shipping and Handling Costs

Shipping and handling costs incurred prior to the product being shipped to customers are recorded as a component of Cost of product revenue in the Consolidated Statement of Operations. Shipping and handling costs incurred to ship the products to customers is included in Selling, general and administrative expenses. Included in Selling, general, and administrative expenses was $183,872 and $106,900 related to shipping and handling costs for the years ended December 31, 2010 and 2009, respectively.

Property, Plant and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.  Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. The Company recorded $4,983,371 and $4,875,383 of depreciation expense in the Company’s Consolidated Statement of Operations for the years ended December 31, 2010 and 2009, respectively. These amounts included depreciation expense from Anchen Taiwan of $312,210 from January 1 to March 30, 2010 for the year ended December 31, 2010 and $1,185,551 for the year ended December 31, 2009. As discussed in Note 3, the Company completed the spin-off of Anchen Taiwan on March 30, 2010.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the range of estimated useful lives used for each asset type:

Useful Lives
(Years)
Land	-
Building	40
Machinery and equipment	5 - 7
Furniture and fixtures	3 - 7
Automobile	5
Leasehold improvements	10 - 25
Construction in progress	-

Maintenance and repairs are charged as expense in the statement of operations as incurred, and betterments that extend the useful life are capitalized.  Upon retirement or sale, the cost and accumulated depreciation are eliminated from the respective accounts and the related gain or loss, if any, is reflected in other income (expense) in the statement of operations.

The Company periodically reviews its property, plant, and equipment to determine if facts and circumstances exist which indicate that the carrying amount of assets may not be recoverable or that the useful life is shorter than originally estimated. The Company assesses the recoverability of its assets held for use by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intangible Assets

The Company amortizes the costs of intangibles over their estimated useful lives unless such lives are deemed indefinite. The cost of intangible assets is generally amortized on a straight-line basis over the asset's estimated economic life. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value on either discounted cash flows or appraised value.

Fair Value Measurement

For financial assets and liabilities fair valued on a recurring basis, the fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date.  In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Accumulated Other Comprehensive Income (Loss)

The Company reports items required to be recognized under accounting standards as components of comprehensive income (loss), including unrealized gains and losses on available-for-sale securities and currency translation adjustments in stockholders’ equity in its consolidated financial statements. As discussed in Note 3, the Company determined that it was not required to consolidate Anchen Taiwan in its consolidated financial statements as of and for the year ended December 31, 2010 as a result of spinning off Anchen Taiwan on March 30, 2010. Accordingly, the Company charged the currency translation adjustments balance in accumulated other comprehensive loss as of the spin-off date to retained earnings.

Foreign Currency

The functional currency of Anchen Taiwan, is its local currency. Accordingly, all assets and liabilities of its foreign operations are translated to U.S. dollars

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

at the rate in effect at the balance sheet date, and revenues and expenses are translated to U.S. dollars at the average rate in effect during the period. The gains and losses from the translation of the subsidiary’s financial statements into U.S. dollars are recorded directly into a separate component of stockholders’ equity under the caption “Accumulated other comprehensive income (loss).” Currency transaction gains and losses are included in the Company’s results of operations. As discussed in Note 3, the Company determined that it was not required to consolidate Anchen Taiwan in its consolidated financial statements as of and for the year ended December 31, 2010 as a result of spinning off Anchen Taiwan on March 30, 2010. Accordingly, the Company charged the currency translation adjustments balance in accumulated other comprehensive loss as of the spin-off date to retained earnings.

Revenue Recognition

Product sales are generally recognized upon delivery to the customer when title and the risks and rewards of ownership passes, persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured.

Gross product sales are subject to various deductions to arrive at net product sales.  When revenue is recognized from product sales, estimates for stock adjustments, price adjustments, chargebacks, rebates, including Medicaid rebates, prompt payment discounts, product returns and other sales adjustments are recorded.  These estimates are based on a variety of factors including historical payment experience, historical relationship to revenue, estimated customer inventory levels and current contract sales terms with direct and indirect customers.

Alliance revenue includes profit splits from a third party distributor of one of the Company’s products.  Pursuant to an agreement with Teva Pharmaceutical Industries, Ltd. (“Teva”), the Company receives payments based on a percentage of the profits associated with the sale of such product.  Teva calculates the Company’s profit split by first deducting from gross sales earned by Teva i) provisions for product returns, cash discounts, rebates, and other sales allowances based on a pre-defined formula, ii) estimates for price adjustments, shelf-stock adjustments, promotional payments, and chargebacks, and iii) royalty paid to a third party in connection with marketing the product, to arrive at net sales, next reducing net sales by manufacturing and packaging costs based on pre-defined formulas, to arrive at the profit, and then applying the Company’s gross profit percentage to the profit.  Teva’s estimates for price adjustments, shelf-stock adjustments, promotional payments, and chargebacks are subject to annual true-up by Teva based on a comparison of actual cash payments and credits issued to customers versus estimates previously reported.  Based on an analysis of the profit split reports and other information received from Teva and its own internal information, the Company makes adjustments, if deemed necessary, to recognize alliance revenue to be consistent with its other revenue recognition policies.

The Company was first to file the Abbreviated New Drug Application (“ANDA”) for its 12.5mg strength zolpidem tartrate extended release tablet product (“ZPD”) with the Food and Drug Administration (“FDA”). In December 2010, the FDA granted final approval for the Company to market its 12.5mg strength of ZPD, and as a result, the Company was granted 180 days of first-to-file marketing exclusivity for the product. The launch and shipment of the 12.5mg ZPD product began in December 2010 and resulted in product revenue of approximately $23.4 million for the year ended December 31, 2010.

Research and Development

Research and development activities are expensed as incurred.

Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.  Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities at the applicable tax rates.  Such deferred income tax assets and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

Effective for years beginning after December 15, 2005, ASC 718 Stock–Compensation requires the use of a fair value method of accounting and disclosing for stock-based compensation awards.  Accordingly, stock-based compensation cost is measured on the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.

Financial Instruments with Off-Balance Sheet Risk and Concentration of Credit Risk

The Company uses financial instruments that potentially subject it to concentrations of credit risk.  Such instruments consist principally of cash equivalents, short-term investments and trade accounts receivable.  The Company invests excess cash not required for use in operations primarily in short-term investments that the Company believes bear minimal risk of loss. The Company has not experienced any losses due to institutional failure or bankruptcy.

Although cash balances are held at various financial institutions, such balances may, at times, exceed insurable amounts.  The Company believes it mitigates its risks by investing in or through major financial institutions.  Recovery is dependent upon performance of the institution.  At December 31, 2010, the Company had approximately $17 million in deposits in excess of the FDIC insured amount.

Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company’s customer base. However, as of December 31, 2010, two customers individually accounted for approximately 22 percent and 16 percent of accounts receivable. The Company’s major customers are large pharmaceutical wholesalers whose credit is closely monitored. Additionally, the Company regularly performs credit evaluations of its customers and assesses their financial strength.

Recent Accounting Pronouncements

In May 2009, the FASB issued authoritative guidance for subsequent events which establishes general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued. The guidance is effective for financial statements issued for interim or fiscal years ending after June 15, 2009. Effective December 31, 2009, the Company adopted the new accounting and disclosure requirements, the adoption of which did not have a significant impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities (“VIEs”). The amendment eliminates the quantitative approach previously required for determining the primary beneficiary of a VIE and requires an enterprise to perform a qualitative analysis when determining whether or not to consolidate a VIE. The amendment requires an enterprise to continuously reassess whether it must consolidate a VIE and also requires enhanced disclosures about an enterprise’s involvement with a VIE and any significant change in risk exposure due to that involvement, as well as how its involvement with a VIE impacts the enterprise’s financial statements. This amendment is effective for fiscal years beginning after November 15, 2009. Effective December 31, 2010, the Company adopted the new accounting and disclosure requirements as discussed in Note 3.

In October 2009, the FASB issued an amendment to its accounting guidance on revenue arrangements with multiple deliverables, which addresses the unit of accounting for arrangements involving multiple deliverables and how consideration should be allocated to separate units of accounting, when applicable. The amendment requires that arrangement considerations be allocated at the inception of the arrangement to all deliverables using the relative selling price method and provides for expanded disclosures related to such arrangements. The amendment is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company is currently evaluating the impact of the adoption of this amendment on the Company’s consolidated financial statements.

In January 2010, the FASB issued guidance and clarifications for improving disclosures about fair value measurements. This guidance requires enhanced disclosures regarding transfers in and out of the levels within the fair value hierarchy. Separate disclosures are required for transfers in and out of Level 1 and 2 fair value measurements, and the reasons for the transfers must be disclosed. In the reconciliation for Level 3 fair value measurements, separate disclosures are required for purchases, sales, issuances, and settlements on a gross basis.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009 (“Phase 1 Disclosure Requirements”), except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for interim and annual reporting periods beginning after December 15, 2010 (“Phase 2 Disclosure Requirements”). Effective December 31, 2010, the Company adopted the new Phase 1 Disclosure Requirements, the adoption of which did not have a significant impact on the Company’s consolidated financial statements. The Company does not expect the adoption of the Phase 2 Disclosure Requirements to have a significant impact on the Company’s consolidated financial statements.

Note 3 — Corporate Reorganization

Anchen Taiwan Spin-off

On March 30, 2010, the Company completed the spin-off of Anchen Taiwan, a wholly-owned subsidiary, in order to separate the Company’s United States and Taiwan businesses into two independent companies. Prior to the separation, the Company invested $12.1 million in Anchen Taiwan in exchange for newly issued shares of common stock of Anchen Taiwan.  Pursuant to the Contribution Agreement, the Company then transferred all of its Anchen Taiwan shares to TWI Pharmaceuticals Holding, Inc. or “TWI Holding” (formerly Anchen Laboratories International, Inc.), the Company’s wholly-owned subsidiary in the Cayman Islands.  In exchange, the Company received 198,000 shares of TWI Holding preferred stock and 25,576,195 shares of TWI Holding ordinary stock.

The business separation was achieved by a pro rata distribution of TWI Holding ordinary stock and a cash dividend to all of the Company’s stockholders of record.  The total cash dividend of $895,686 was intended to fund U.S. taxes applicable to the stock and cash dividends.  Immediately following the separation, each stockholder owned an equal number of shares of both the Company and TWI Holding.  The Company’s ownership comprised of the original 500,000 shares that it held in TWI Holding prior to the Contribution Agreement plus 1,643,118 shares retained to satisfy the total potential future obligation of its stock option holders.   The Company adjusted the terms of all outstanding stock options in order to reflect the separation and preserve the value of the outstanding options.  All outstanding option awards and the related option plans were amended to provide that upon exercise, each option will be entitled to receive one share of the Company’s stock and one ordinary share of TWI Holding.

As was contemplated under the reorganization plan, in May 2010 subsequent to the business separation, the Company invested $7.0 million in TWI Holding in exchange for 70,000 additional shares of TWI Holding preferred stock.  TWI Holding’s capitalization immediately following the separation and the $7.0 million cash investment represented 268,000 shares of TWI Holding 8.25 percent cumulative preferred stock having a stated value of $100 per share and an aggregate value of $26.8 million and 26,076,195 TWI Holding ordinary shares with an attributable per share value of $0.087 and an aggregate value of $2.3 million.  The Company’s stockholders held 92% of TWI Holding’s ordinary stock, and the Company held the remaining 8%.  The Company held 100% of TWI Holding’s preferred stock.  The Company’s ownership in TWI Holding’s preferred stock and ordinary stock represented 93% of the aggregate value of TWI Holding.  The Company’s stockholders’ ownership represented the remaining 7% of the aggregate value of TWI Holding.

Immediately following the business separation, Anchen Taiwan was renamed TWI Pharmaceuticals, Inc. (“TWI Pharma”). The Company’s U.S. business continues to focus on the U.S. generic pharmaceuticals market. TWI Pharma continues to develop generic products for the U.S. market in collaboration with the Company and is expanding its focus to develop markets for existing and new products in Asia.  Post reorganization, TWI Pharma operates as a related party of the Company (see Note 14).

Variable Interest Entity

At the time of the spin-off the Company evaluated the applicability of ASC 810, the accounting guidance that addresses Variable Interest Entities (“VIEs”). An entity is deemed a VIE to be consolidated if it is one in which, by design, equity investors do not have sufficient equity at risk to enable the entity to finance its activities without additional subordinated financial support or, as a group, the holders of the equity investment at risk lack i) the power through voting or similar rights to direct the activities of an entity that most significantly impact its economic performance, ii) the obligation to absorb the entity's expected losses, or iii) the right to receive the entity's expected residual returns. A VIE is consolidated by the variable interest holder that is determined to have the controlling financial

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interest (primary beneficiary) as a result of having both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. The Company assesses whether it is the primary beneficiary of an entity subject to consolidation based on a qualitative assessment of the VIE’s capital structure, contractual terms, nature of the VIE’s operations and purpose and the Company’s relative exposure to the related risks of the VIE on the date it becomes initially involved in the VIE and continuously thereafter.

As a result of the evaluation, the Company concluded that TWI Holding is a VIE, and the Company’s investment in TWI Holding’s ordinary and preferred stock represent variable interests. However, the Company concluded that it is not the primary beneficiary, as i) there are variable interest holders of TWI Holding who are considered related parties for purposes of applying this accounting guidance and ii) the controlling financial interest in TWI Holding is held by the majority ordinary shareholder who is most closely associated with TWI Holding. Accordingly, the Company is not the primary beneficiary of TWI Holding and did not include TWI Holding and its subsidiaries in its consolidated financial statements as of December 31, 2010 and for the period subsequent to March 30, 2010, the spin-off date, through December 31, 2010.

Valuation and Financial Statement Impact

The Company’s Investment in Affiliate (TWI Holding) as of December 31, 2010 is stated on a cost basis at approximately $26.8 million, which approximates fair value. The fair value was determined on the basis of discounting expected future cash inflows to their present value at rates commensurate with the risk of realizing such cash inflows as well as through review of comparable transactions and companies. The preferred shares have a par value of $0.01 per share and a stated value of $100 per share. Dividends on the preferred stock are cumulative and accrue at an annual rate of 8.25% of the stated value and accrue whether or not declared. As of December 31, 2010, cumulative dividends on the preferred shares were approximately $1.6 million, which had not been declared and accordingly has not been recognized in the consolidated financial statements.

As a result of the Company’s evaluation of TWI Holding as a VIE and the spin-off of Anchen Taiwan, the Company did not include in its consolidated financial statements the balance sheet of Anchen Taiwan as of December 31, 2010 and Anchen Taiwan’s related statement of operations, stockholders’ equity and comprehensive income, and cash flows for the period subsequent to March 30, 2010, the spin-off date, through December 31, 2010.  Following the spin-off of Anchen Taiwan, the Company recorded a reduction to retained earnings of $0.5 million after accounting for the elimination of Anchen Taiwan’s assets and liabilities and accounting for the investment in TWI Holding.  As the Company determined that it was not required to consolidate Anchen Taiwan in its financial statements as of and for the year ended December 31, 2010 as a result of spinning off Anchen Taiwan on March 30, 2010, the Company charged the currency translation adjustments balance of $37,967 in accumulated other comprehensive loss as of the spin-off date to retained earnings.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the assets and liabilities of Anchen Taiwan as of March 30, 2010, the spin-off date, and as of December 31, 2009:

	March 30, 2010	December 31, 2009

Current assets:
Cash and cash equivalents	$ 10,818,970	$ 768,541
Restricted cash	-	469,505
Accounts receivable, net	239,753	512,876
Notes receivable	456,752	453,607
Inventories	1,137,254	1,167,683
Prepaid expenses and other current assets	258,232	147,245
Total current assets	12,910,961	3,519,457
Property, plant and equipment, net	12,473,826	12,687,627
Other assets	119,503	81,046
Total assets	$ 25,504,290	$ 16,288,130

Current liabilities:
Credit facility	$ 630,318	$ 625,978
Current portion of notes payable	1,076,128	1,068,718
Trade accounts payable	1,306,819	1,407,322
Other current liabilities	183,231	440,866
Total current liabilities	3,196,496	3,542,884
Notes payable	2,494,595	2,744,598
Total liabilities	$ 5,691,091	$ 6,287,482

The Company determined that the spin-off of Anchen Taiwan did not meet the criteria required for discontinued operations treatment in the Company’s consolidated financial statements since the Company continues to have significant cash outflows in connection with contract research and manufacturing activities performed by TWI Pharma (formerly Anchen Taiwan) on behalf of the Company.

The Company’s consolidated statement of operations for the year ended December 31, 2010 includes loss from operations of $1,469,736 and net loss of $1,501,256 from Anchen Taiwan through March 30, 2010, the spin-off date, and income from operations of $114,189 and net income of $2,809 for the year ended December 31, 2009.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Investments

The amortized cost and estimated fair value of securities available-for-sale, by type, are as follows:

	2010			2009
	Amortized Cost	Gross Unrealized Gains	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Estimated Fair Value
Debt Securities
U.S. corporate	$36,884,011	$ 32,404	$ 36,916,415	$13,098,740	$ 8,718	$13,107,458
State and municipal	12,870,000	13	12,870,013	8,785,000	(447)	8,784,553
Certificates of deposit	-	-	-	250,000	113	250,113
Total available-for-sale securities	$49,754,011	$ 32,417	$ 49,786,428	$22,133,740	| $ 8,384	$22,142,124

Amounts included in:
Short-term investments	$49,027,382	$ 24,767	$49,052,149	$22,133,740	$ 8,384	$22,142,124
Investments	726,629	7,650	734,279	-	-	-
Total available-for-sale securities	$49,754,011	$ 32,417	$ 49,786,428	$22,133,740	$ 8,384	$22,142,124

Note 5 — Notes Receivable

As of December 31, 2009, the Company had a current note receivable of $453,607 in connection with the Company’s sale of its interest in Pharmosa Pharmaceutical Co. Ltd. to Bioneer in December 2007.  The note accrued interest at 3.5 percent per annum.  As a result of the spin-off of Anchen Taiwan as discussed in Note 3, the Company no longer carries the note receivable balance in its consolidated balance sheet as of December 31, 2010.

Note 6 — Credit Facility and Notes Payable

Credit Facility

U.S. Credit Facility.  The Company maintained a $20 million revolving credit facility through its expiration in October 2010. As of December 31, 2009 and since inception of the credit facility, the Company had no borrowings outstanding against the facility. The Company did not renew the credit facility in 2010.

Foreign Credit Facility.  Anchen Taiwan maintains a bank credit facility in Taiwan. The credit facility was approximately $2.2 million at December 31, 2009, based upon the exchange rate at December 31, 2009. Outstanding borrowings against the facility as of December 31, 2009 were $625,978, at an annual interest rate of 1.60 to 3.33 percent. As a result of the spin-off of Anchen Taiwan in 2010 as discussed in Note 3, the Company no longer carries on its consolidated balance sheet as of December 31, 2010 outstanding borrowings against the credit facility.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes Payable

Anchen Taiwan also entered into certain promissory notes with banks in order to fund facilities and capital expansion of the Company’s Taiwan operations.  As a result of the spin-off of Anchen Taiwan in 2010 as discussed in Note 3, the Company no longer carries on its consolidated balance sheet as of December 31, 2010 outstanding borrowings against these notes. As of December 31, 2009, borrowings outstanding against these notes were as follows:

Note	Security	Annual Interest Rate	Expiration	2009
1	Real property	1.47% - 3.07%	April, 2017	$ 1,138,498
2	Real property	1.88% - 3.70%	June, 2012	1,017,215
3	Machinery	1.93% - 3.53%	March, 2013	1,238,843
4	Real property	1.98% - 3.58%	March, 2013	418,760
Total notes payable				3,813,316
Less: current portion				1,068,718
Notes payable, long-term				$ 2,744,598

Note 7 — Other Balance Sheet Components

	December 31,
	2010	2009
Inventories:
Raw materials	$ 3,672,767	$ 7,883,829
Work-in-process	566,111	294,256
Finished goods	8,513,223	7,486,566
Total	$12,752,101	$15,664,651

	December 31,
	2010	2009
Accounts receivable, net:
Gross accounts receivable	$36,216,531	$ 9,210,851
Less: allowance for bad debts	94,889	99,062
Less: allowance for stock adjustments, chargebacks, and other sales adjustments	3,840,297	1,379,374
Total	$32,281,345	$7,732,415

	December 31,
	2010	2009
Property, land and equipment, net:
Land	$ -	$ 4,099.376
Building	-	3,775,609
Machinery and equipment	21,428,429	23,705,106
Furniture and fixtures	3,229,451	3,226,707
Automotive	93,235	117,648
Leasehold improvements	17,770,793	13,074,642
Construction in progress	2,893,271	9,383,979
	45,415,179	57,383,067
Less: accumulated depreciation and amortization	14,932,464	13,463,488
Total	$30,482,715	$43,919,579

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2010	2009
Other current liabilities:
Payable to distributor	$ 1,797,481	$1,769,432
Payable to licensor	4,344,498	147,415
Payable to collaboration partner	1,855,738	3,498,519
Other accrued expenses	3,801,346	4,322,559
Total	$ 11,799,063	$9,737,925

Note 8 — Income Taxes

The components of income (loss) before income taxes are as follows:

	Years Ended December 31,
	2010	2009

Domestic	$ (573,382)	$4,246,529
Foreign	(1,503,808)	110,960
Income (loss) before income taxes	$(2,077,190)	$4,357,489

The provision for income taxes consists of the following:

	Years Ended December 31,
	2010	2009
Current:

Federal	$ 1,562,688	$ -
State	571,222	1,088,511
Foreign	-	10,489
Total current	2,133,910	1,099,000

Deferred:

Federal	$(2,747,133)	$ 560,014
State	(1,044,464)	(581,282)
Foreign	(2,552)	97,664
Total deferred	(3,794,149)	76,396
Income tax provision (benefit)	$(1,660,239)	$1,175,396

The following is a reconciliation between income taxes computed at the U.S. Federal statutory rate and the actual effective income tax provision:

	Years Ended December 31,
	2010	2009

Tax at U.S. statutory tax rate	$ (706,245)	$1,525,121
State taxes, net of federal tax benefit	(281,897)	330,266
Tax on foreign income at a rate different than the U.S.
statutory rate	508,743	69,317
U.S. IRC section 199 domestic production deduction	(5,948)	-
U.S. tax research and development credit	(852,916)	(828,871)
Other, net	(321,976)	79,563
Income tax provision (benefit)	$(1,660,239)	$1,175,396

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities consist of the following at December 31:

	Years Ended December 31,
	2010	2009
Deferred tax assets – current:
Bad debt and sales reserve	494,565	$ 306,956
Inventory reserve	-	16,215
Inventory – Section 263A costs	445,784	77,744
State income taxes	544	33,124
Other current liabilities	1,479,170	679,639
Transfer pricing costs	247,356	-
Deferred rent and vacation	111,946	184,383
Long-term incentive plan	18,547	19,344
California tax research and development credit carryover	722,249	-
Other – foreign	-	95,406
Deferred tax assets – current	3,520,161	1,412,811
Valuation allowance	-	95,406
Net deferred tax assets - current	$ 3,520,161	$ 1,317,405

Deferred tax assets – noncurrent:
Intangible assets	$ 3,191,749	$ 338,523
Long-term incentive plan	9,274	9,672
Stock option expenses	393,199	272,157
Deferred rent	113,816	-
U.S. tax operating losses carryover	-	788,596
U.S. tax research and development credit carryover	-	1,250,596
Foreign tax operating losses carryover	-	93,985
Foreign tax research and development credit carryover	-	633,037
Deferred tax assets – noncurrent	3,708,038	3,386,566
Valuation allowance	-	595,898
Net deferred tax assets - noncurrent	$ 3,708,038	$2,790,668

Deferred tax liabilities – noncurrent:
Depreciation and amortization	$ 2,380,937	$1,449,158
Restricted stock deduction	91,974	170,534
Deferred tax liabilities – noncurrent	$ 2,472,911	$1,619,692

The net deferred assets and liabilities consist of the following at December 31:

Net deferred tax assets - current	$ 3,520,161	$1,317,405

Deferred tax assets – noncurrent	3,708,038	2,790,668
Deferred tax liabilities - noncurrent	2,472,911	1,619,692
Net deferred tax assets – noncurrent	1,235,127	1,170,976
Net deferred tax assets	$ 4,755,288	$2,488,381

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in the future. The Company evaluates the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

The Company’s businesses are subject to regulation under a wide variety of U.S. federal, state and foreign tax laws,

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

regulations and policies. Changes to these laws or regulations may affect the Company’s tax liability, return on investments and business operations.

On January 1, 2009, the Company adopted ASC 740, Income Taxes, which among other things, clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. In 2010, the Internal Revenue Service, the State of California and the State of Ohio initiated audits of the Company’s consolidated income tax returns for 2007 and 2008. Additionally, in March 2011, the Internal Revenue Service initiated an audit of the Company’s 2009 consolidated income tax return.  The Company considered the impact of these audits in evaluating its reserves for income tax uncertainties.  The adoption of ASC 740 resulted in an increase in income taxes payable of $1,953,376, an increase in current deferred tax assets of $679,639, and a reduction in retained earnings of $1,273,737.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the years ended December 31, 2010 and 2009:

	Years Ended December 31,
	2010	2009

Unrecognized tax benefits, beginning of year	$2,163,901	$1,953,376
Gross increases related to tax positions taken in prior years	-	-
Gross decreases related to tax positions taken in prior years	-	-
Gross increases related to tax positions taken in the current year	218,570	210,525
Gross decreases related to tax positions taken in the current year	-	-

Unrecognized tax benefits, end of year	$2,382,471	$2,163,901

Unrecognized tax benefits of $2,382,471 reflected in the Company’s consolidated balance sheet as of December 31, 2010 includes penalties and interest of $185,365.  Income tax benefit of $1,660,239 reflected in the Company’s consolidated statement of operations for the year ended December 31, 2010 includes penalties and interest of $13,340.

Unrecognized tax benefits of $2,382,471 as of December 31, 2010 include items totaling $679,639, which do not have an impact on the effective tax rate.  The remaining balance of unrecognized tax benefits of $1,702,832 as of December 31, 2010 has an impact on the effective tax rate.

The Company believes it is reasonably possible that unrecognized tax benefits may decrease by approximately $1.5 million exclusive of penalties and interest, in the upcoming year as a result of ongoing federal and state tax examinations that are expected to be settled, as well as voluntary disclosure agreements entered into with state tax authorities. In addition, it is reasonably possible that the unrecognized tax benefits may increase as a result of tax positions that the Company may take in the upcoming year.

The Company files income tax returns in the U.S. federal jurisdiction and various states. At December 31, 2010 the Company had research and development tax credit carryforwards with expiration years as follows:

Amount	Year Generated	Year of Expiration
$1,074,785 (State)	2009 and 2010	None

The Company files income tax returns in the U.S. federal jurisdiction, in multiple state jurisdictions, and in one foreign jurisdiction. The federal tax return for 2007 and subsequent years are open for examination.  In addition, the state income tax returns generally have statute of limitations ranging from three to four years.

Note 9 — Stock Compensation Plans and Other Employee Benefits

Effective January 1, 2006, the Company adopted ASC 718 Stock-Compensation which establishes the accounting and reporting standard for stock-based compensation plans.  ASC 718 requires that the Company account for all stock-based compensation transactions using a fair-value method and recognize the fair value of each award as an expense over the requisite service period.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concurrent with the spin-off of Anchen Taiwan as described in Note 3, the Company amended all outstanding options as of the record date of March 12, 2010 through issuance and approval of a supplement to all outstanding option plans and option agreements such that upon exercise of an option, the optionee received one share of common stock of the Company and one ordinary share of TWI Holding. This adjustment was intended to reflect the reorganization and preserve the value of all outstanding options. The Company performed an evaluation of the modification, noting that such modification did not result in a change in the fair value of outstanding options and no incremental compensation was recorded.

For the years ended December 31, 2010 and 2009, stock-based compensation expense related to employee stock options and restricted stock under ASC 718 was allocated as follows:

	Years Ended December 31,
	2010	2009

Stock-based compensation expense: :
Cost of product revenue	$ 96,033	$ 89,349
Research and development	144,345	181,129
Selling, general and administrative	255,320	259,829
Total stock-based compensation expense before income taxes	$495,698	$530,307
Income tax benefit	134,834	128,147
Total stock-based compensation expense after income taxes	$360,864	$402,160

Stock-based compensation expense by type of award: :
Stock options	$360,864	$402,160
Restricted stock awards	192,844	192,861
Total stock-based compensation expense after income taxes	$553,708	$595,021

Valuation and Other Assumptions

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model using a multiple options approach, consistent with the provisions of ASC 718 Stock-Compensation and ASC 820 Fair Value Measurements. All options are amortized over the requisite service period of the awards, which is generally the vesting period. The Black-Scholes-Merton valuation model requires the input of the following assumptions:

Expected Volatility.  As the Company’s common stock is not publicly traded and the Company has no publicly traded options, actual or implied volatility could not be calculated.  Accordingly, the Company estimated expected volatilities based on historical volatilities of guideline companies.  The Company’s projected volatility applicable to the expected terms of the options range from 35.0% to 50.0%.

Expected Term. As the Company's stock or stock options are not publicly traded and post vesting employee turnover and exercise behavior is subject to significant uncertainty, the Company employed the "Simplified Formula" in accordance with ASC 820 to estimate the expected term of the unvested options. Based on the Simplified Formula and Company data, the expected terms for the options were estimated to range from 5.0 to 6.5 years.

Risk-Free Interest Rate. The risk-free rate is based on the return of the U.S. Treasury Note at the time of grant with remaining terms equivalent to the expected term of the option grants.

Expected Dividends.  The Company does not expect to declare or pay future dividends on its common stock.  Accordingly a zero dividend yield was used in the valuation.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Forfeitures. The expected forfeiture of unvested options was based on historical forfeitures of options. The forfeiture rate was estimated at 15.0% and was only applied to options in 2009 and 2010. Since the options were unvested as of their respective grant dates, the 15.0% forfeiture rate and weighted average vesting period were used to estimate the total number of stock options expected to vest.

In order to determine the fair value of each option grant in the years ended December 31, 2010 and 2009, the Company employed the following weighted-average valuation assumptions:

	2010	2009
Stock option plan:
Expected stock price volatility	40%	40%
Risk free interest rate	1.7%	2.8%
Expected term of options	6.2 years	6.4 years

ASC 718 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes-Merton option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock.

Stock Compensation Plans

The Company has adopted various equity incentive plans, which are intended to attract and retain qualified management, key employees and certain non-employee consultants and aligns stockholder and employee interests.  Under these plans, stock options vest over a one to five-year period, expire no later than ten years from the date of grant, and are granted at prices not less than the fair market value of the Company’s common stock at the grant date.

Following approval by the Company’s Board of Directors, the Company increased the shares reserved for issuance upon exercise of options granted or to be granted under all plans for other types of stock-based awards from 2,857,143 as of December 31, 2009 to 3,892,279 as of December 31, 2010. The shares were increased in order to allow for additional awards under the equity incentive plans for the purposes of attracting and retaining key individuals. As of December 31, 2010, 1,637,910 shares were reserved for future awards under all plans, 1,576,322 options were outstanding, and 1,095,316 options were exercisable.

The following table summarizes the stock options activity under all plans:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at December 31, 2008	1,446,488	$4.26
Granted	337,000	4.96
Exercised	(35,988)	3.24
Forfeited or expired	(103,764)	5.94
Outstanding at December 31, 2009	1,643,736	$4.32
Granted	37,500	7.66
Exercised	(1,225)	3.38
Forfeited or expired	(103,689)	5.13
Outstanding at December 31, 2010	1,576,322	$4.34	6.6 years
Vested and expected to vest at December 31, 2010	1,498,071	$4.29	6.5 years

Options exercisable at December 31, 2008	552,333	$3.37
Options exercisable at December 31, 2009	787,456	$3.82
Options exercisable at December 31, 2010	1,095,316	$4.02	6.2 years

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred compensation in connection with the Company’s options outstanding as of December 31, 2010 was $634,557 which is expected to be recognized over a weighted average period of approximately 2.14 years.

Restricted Stock Awards

The Company granted restricted stock awards to certain key employees during the fourth quarter of 2008. The following table summarizes the restricted stock award activity for the years ended December 31, 2009 and 2010:

	Restricted Shares	Weighted-Average Grant Date Fair Value

Nonvested restricted stock awards at December 31, 2008	115,000	$ 5.51
Granted	-	-
Vested	(35,002)	5.51
Forfeited	-	-
Nonvested restricted stock awards at December 31, 2009	79,998	$ 5.51
Granted	-	-
Vested	(34,999)	5.51
Forfeited	-	-
Nonvested restricted stock awards at December 31, 2010	44,999	$ 5.51

These restricted stock awards, which were granted pursuant to the 2008 Equity Incentive Plan, vest annually over three to four years and are granted at prices not less than the fair market value of the Company’s common stock at the grant date.  The Company recognizes compensation expense at the time the restricted stock awards vest signifying the employee’s completion of each year of continuous service.   Deferred compensation in connection with the Company’s grant of these restricted stock awards as of December 31, 2010 and 2009 was $247,945 and $440,789, respectively.

Post-Retirement Benefit Plan

Anchen Taiwan has a non-domestic pension plan, which is funded in accordance with applicable local laws and regulations. Pension costs from January 1 to March 31, 2010, the Anchen Taiwan spin-off date, were approximately $33,000. Pension costs for the year ended December 31, 2009 were approximately $134,000. Subsequent to the spin-off of Anchen Taiwan as discussed in Note 3, the Company ceased incurring costs associated with the non-domestic pension plan from the spin-off date through December 31, 2010.

Note 10 – Marketing and Distribution Arrangements

Marketing Exclusivity

The Company was first to file the Abbreviated New Drug Application (“ANDA”) for its 300 mg and 150 mg strength of bupropion hydrochloride extended release tablet products (“BPP”) with the FDA.  Pursuant to the terms of the Master 300 mg Agreement (“300mg Agreement”) with Teva entered into in January 2006 and amended in February 2007, the Company granted Teva exclusive control over all rights under the 180 days of first-to-file marketing exclusivity (“180-day market exclusivity”) of its 300mg BPP.  In compliance with the terms of the 300mg agreement, in December 2006, the Company commenced the commercial marketing of its 300mg BPP, which triggered the Company’s rights to the 180-day marketing exclusivity.  Immediately thereafter, the Company filed a request with the FDA to selectively waive its rights to the 180-day market exclusivity of its 300mg BPP to Impax Laboratories, Inc. (“Impax”), who had filed its own 300mg BPP under a separate ANDA with the FDA.  Consequently, in partnership with Impax, Teva immediately commenced marketing the 300mg BPP and continued to market this product exclusively throughout the 180-day period.  In June 2007, after the 180-day marketing exclusivity expired, the Company re-commenced its commercial marketing of the 300mg BPP under its own label. Under the terms of the 300mg Agreement, the Company was entitled to receive certain advance payments, a product launch payment and post-launch date payments aggregating $138 million provided certain agreement terms and contractual obligations are met and assuming certain adverse market events do not occur.

During 2009, the Company received the final payments totaling $12 million. Under the 300mg Agreement, the payments received in 2006 were subject to partial

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

repayment if certain adverse events occurred or the Company elected to sell its own 300mg BPP after the 180-day exclusivity period which would result in certain reduction of contract payments.  The repayment was based upon a pro-rata formula over the 180-day exclusivity period. In February 2007, the Company entered into a settlement agreement with the brand company along with Teva and other related parties.  As a result of the settlement, all of the contingencies to the receipt of payments and restrictions to sell the Company’s own 300mg BPP were eliminated and removed under the Settlement Agreement.

Distribution Partner

Pursuant to a Distribution and Supply Agreement (“150mg Agreement”) with Teva entered into in December 2006 and amended in February 2007, the Company provided Teva with exclusive rights to market and distribute the Company’s 150mg BPP for the first 180 days subsequent to the commercial launch of the product.  Under the 150mg Agreement, Teva is to continue marketing and distributing the Company’s 150mg BPP under a non-exclusive arrangement for two and a half years subsequent to the commercial launch of the product, unless earlier terminated, as defined in the agreement.

Pursuant to the agreement, the Company is to supply fully finished and packaged products, which includes tablets packaged in bottles, prior to the commercial launch date and tablets in bulk form only, subsequent to the launch date.  Teva is to reimburse the Company for manufacturing and packaging costs for pre-launch quantities delivered to Teva and for manufacturing costs only for post-launch quantities based on pre-defined terms in the agreement.

Furthermore, the Company is entitled to receive a share of the profits earned by Teva associated with the sale of its 150mg BPP.  Profits are determined first based on gross sales earned by Teva less i) a deduction for product returns, cash discounts, rebates, and other sales allowances, ii) an estimate for pricing adjustments, shelf-stock adjustments and promotional payments, iii) reasonable estimates for chargebacks, and iv) a royalty paid to a third party in connection with marketing the product, to arrive at net sales.   Next, net sales are reduced by manufacturing and packaging costs based on pre-defined formulas, to arrive at the profit.  The Company’s profit split is then determined by applying the Company’s gross profit percentage to the profit.  Teva’s estimates for price adjustments, shelf-stock adjustments, promotional payments, and chargebacks are subject to annual true-up by Teva based on a comparison of actual cash payments and credits issued to customers versus estimates previously reported.

Based on an analysis of the profit split reports and other information received from Teva and its own internal information, the Company makes adjustments, if deemed necessary, to recognize alliance revenue to be consistent with its other revenue recognition policies. The Company launched its 150mg BPP in May 2008 through its partnership with Teva and recorded approximately $3 million and $19 million of alliance revenue for the years ended December 31, 2010 and 2009, respectively.

In November 2008, after 180 days from the launch date, the Company commenced marketing and distributing its 150mg BPP directly to its customers.  Revenue associated with these sales is recorded under product revenue.

Note 11 – Collaborative Arrangements

The Company has entered into various product licensing and development agreements. In some of these arrangements, the Company provides funding for the development of the product or to obtain rights to the use of the patent, through milestone payments, in exchange for marketing and distribution rights to the product. Milestones represent the completion of specific contractual events, and it is uncertain if and when these milestones will be achieved. Hence, the Company has not attempted to predict the period in which such milestones would possibly be incurred. In the event that all projects are successful, milestone and development payments of approximately $9.2 million would be paid subsequent to December 31, 2010.

Additionally, the Company has entered into product development agreements under which it has agreed to share in the development costs as they are incurred by its partners. As the timing of cash expenditures is dependent upon a number of factors, many of which are outside of the Company’s control, it is difficult to forecast the amount of payments to be made over the next few years, which could be significant.

Research and development expenses incurred under collaborative agreements were approximately $14.0 million and $4.4 million for the years ended December 31, 2010 and 2009, respectively. Included in these amounts were approximately $7.5 million and $0.9 million in nonrefundable milestone payments required under the

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

agreements for the years ended December 31, 2010 and 2009, respectively. Additionally, the Company made a $3.0 milestone payment in 2009 which is refundable at the option of the Company if the product under the agreement is not approved by the FDA by December 31, 2011. The Company capitalized the milestone payment as an intangible asset on its consolidated balance sheet based on the future benefit associated with the payment. The Company will begin amortizing the intangible asset as research and development expenses in its statement of operations upon approval of the related product by the FDA.

Note 12 — Commitments and Contingencies

Legal Matters

The Company is involved in various litigation matters that arise from time to time in the ordinary course of business. The Company’s regular practice is to expense legal fees as services are rendered in connection with legal matters, and to accrue for liabilities when losses are probable and reasonably estimable.

Cyclobezaprine Hydrochloride Litigation. In July 2009, the Company was named as defendants in a lawsuit in the United States District Court for the District of Delaware by Eurand, Inc.  The litigation alleges that the Company proposed cyclobenzaprine hydrochloride extended-release drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. The trial was held in September 2010 and the Company is currently awaiting judgment. The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Duloxetine Litigation. In August 2009, the Company was named as defendants in a lawsuit in the United States District Court for the Southern District of Indiana by Eli Lilly and Company.  The litigation alleges that the Company’s proposed duloxetine extended-release drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. The case is pending and no trial date has been set.  The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Quetiapine Fumarate Litigation. In April 2010, the Company was named as defendants in a lawsuit by AstraZencca Pharmaceutical LP. The litigation alleges that the Company’s proposed quetiapine fumarate drug product, if marketed in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patent. The case is pending and a trial date is expected for October 2011. The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Choline Fenofibrate Litigation. In June 2010, the Company was named as defendants in a lawsuit in the United States District Court for the District of New Jersey by Abbott Laboratories.  The litigation alleges that the Company’s proposed choline fenofibrate delayed-release drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patent. The case is pending and no trial date has been set.  The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Doxercalciferol Litigation. In June 2010, the Company was named as defendants in a lawsuit in the United States District Court for the District of Delaware by Genzyme Corporation.  The litigation alleges that the Company’s proposed doxercalciferol drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patent. The case is pending and no trial date has been set.  The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guanfacine Hydrochloride Litigation. In June 2010, the Company was named as defendants in a lawsuit by Shire LLC. The litigation alleges that the Company’s proposed guanfacine hydrochloride extended-release drug product in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. The case is pending and no trial date has been set. The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Paricalcitol Litigation. In October 2010, the Company was named as defendants in a lawsuit in the United States District Court for the District of Delaware by the Wisconsin Alumni Research Foundation (“WARF”) and Abbott Laboratories (“Abbott”).  The litigation alleges that the Company’s proposed paricalcitol drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on WARF’s patent (which is licensed exclusively to “Abbott”). The case is pending and no trial date has been set.  The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Other.  The Company is a defendant in various other suits, claims and investigations that arise in the normal course of business. In the opinion of management the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Operating Leases

The Company leases its U.S. facilities and certain office equipment under agreements accounted for as operating leases.  The Company’s manufacturing and administrative facility lease expires in March 2016, the research and development facility lease expires in August 2018, and the facility lease with warehouse and additional manufacturing capability expires in December 2017. Rent expense due under facility leases was $1,281,948 and $1,342,639 for the years ended December 31, 2010 and 2009, respectively. These amounts included rent expense from Anchen Taiwan of $28,827 from January 1 to March 30, 2010 for the year ended December 31, 2010 and $93,052 for the year ended December 31, 2009. As discussed in Note 3, the Company completed the spin-off of Anchen Taiwan on March 30, 2010.

Future minimum lease payments under non-cancelable operating leases at December 31, 2010 were as follows:

2011	$ 1,268,000
2012	1,291,000
2013	1,315,000
2014	1,321,000
2015	1,328,000
Thereafter	1,904,000
Total	$ 8,427,000

Note 13 — Investments and Fair Value

In 2009, the Company adopted the provisions of ASC 820 Fair Value Measurement with respect to only financial assets and liabilities. ASC 820 defines fair value, establishes the framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received from the sale of an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs. The standard describes a fair value hierarchy based on these levels of input, of which the first two are considered observable and the last is considered unobservable, that may be used to measure fair value:

•

Level 1 – Quoted prices in active markets for identical assets or liabilities.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In accordance with ASC 820, the following table represents the Company’s fair value hierarchy for the Company’s financial assets and liabilities measured at fair value:

	Level 1	Level 2	Level 3	Total
December 31, 2010
Cash	$ 7,609,463	$ -	$ -	$ 7,609,463
Cash equivalents	9,976,145	-	-	9,976,145
U.S. corporate debt securities	-	36,916,415	-	36,916,415
State and municipal obligations	-	12,870,013	-	12,870,013
Total cash and investments	$17,585,608	$49,786,428	$ -	$67,372,036

December 31, 2009
Cash	$69,749,494	$ -	$ -	$ 69,749,494
Cash equivalents	16,652,011	-	-	16,652,011
Certificates of deposit	-	250,113	-	250,113
U.S. corporate debt securities	-	13,107,458	-	13,107,458
State and municipal obligations	-	8,784,553	-	8,784,553
Total cash and investments	$86,401,505	$22,142,124	$ -	$108,543,629

Note 14 — Related Party Transactions

The Company contracts TWI Pharma to perform research and development related to generic drugs. As discussed in Note 3, the Company completed the spin-off of Anchen Taiwan on March 30, 2010.  Contract research and development expenses of $697,092 charged to the Company by Anchen Taiwan from January 1 to March 30, 2010 were eliminated in consolidation.  Subsequent to the spin-off date, contract research and development expenses charged to the Company by TWI Pharma were reflected in the Company’s consolidated financial statements.  As the Company did not consolidate TWI Holding and its subsidiaries subsequent to spin-off, contract work performed by TWI Pharma were accounted for as related party transactions. Contract research and development expenses charged to the Company by TWI Pharma and reflected in the Company’s consolidated statement of operations under research and development expenses were $2,862,765 for the year ended December 31, 2010.  Related expenses of $4,402,061 for the year ended December 31, 2009 were eliminated in consolidation.

The Company also purchases a portion of its raw materials from TWI Pharma under a contract manufacturing arrangement.  Contract manufacturing expenses of $1,587,387 charged to the Company by Anchen Taiwan from January 1 to March 30, 2010 were eliminated in consolidation.  Contract manufacturing expenses charged to the Company by TWI Pharma and reflected in the Company’s consolidated statement of operations were $7,543,949 for the year ended December 31, 2010.  Related expenses of $5,349,444 for the year ended December 31, 2009 were eliminated in consolidation.

During 2010, the Company entered into an Asset Purchase Agreement with TWI Biotechnology, Inc. (“TWI Biotech”), a wholly-owned subsidiary of TWI Holding established subsequent to the spin-off of Anchen Taiwan.  TWI Biotech was formed to develop branded products for the worldwide market.  Pursuant to the agreement, TWI Biotech purchased certain intellectual property in connection with products which were under development by the Company. TWI Biotech acquired these assets at a purchase price of $2.4 million based on a valuation performed by an independent appraiser. The Company reflected the gain on the sale, net of associated expenses in other income (expense), net in its consolidated statement of operations for the year ended December 31, 2010.

ANCHEN INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2010, receivable from and payable to TWI Pharma were $720,379 and $1,549,071, respectively.  As of December 31, 2009, receivable from and payable to TWI Pharma of $1,040,464 and $2,292,520, respectively, were eliminated in consolidation.

ANCHEN INCORPORATED

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

Restated

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Anchen Incorporated:

We have audited the accompanying consolidated balance sheets of Anchen Incorporated and subsidiaries (“the Company”) as of December 31, 2009 and 2008  and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the years then ended  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits. We did not audit the financial statements of Anchen Pharmaceuticals (Taiwan), Inc. (“Anchen Taiwan”), a wholly-owned subsidiary, as of and for the years ended December 31, 2009 and 2008, whose financial statements reflect total assets of $16.3 million and $16.4 million as of December 31, 2009 and 2008, respectively, total liabilities of $6.3 million and $7.1 million as of December 31, 2009 and 2008, respectively, and net income of $2,809 and $673,859 for the years ended December 31, 2009 and 2008, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Anchen Taiwan are based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anchen Incorporated and subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the accompanying 2009 and 2008 consolidated financial statements have been restated to correct misstatements.

/s/ MELBY AND MEADOR ACCOUNTANCY CORP.

Diamond Bar, California

July 31, 2010 (April 14, 2011 as to effects of the restatement discussed in Note 2)

ANCHEN INCORPORATED

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	As restated	As restated
	(Note 2)	(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$ 85,932,000	$ 21,828,733
Restricted cash	469,505	305,261
Short-term investments	22,142,124	71,390,904
Accounts receivable, net	7,732,415	4,702,232
Notes receivable	453,607	12,055,101
Income tax receivable	7,551,883	22,193,828
Inventories	15,664,651	14,551,785
Deferred income tax benefit	1,317,405	3,305,770
Prepaid expenses and other current assets	1,389,234	2,453,529
Total current assets	142,652,824	152,787,143
Property, plant and equipment, net	43,919,579	39,464,575
Intangible assets, net	3,250,000	-
Notes receivable	-	442,392
Deferred income tax benefit	2,790,668	336,117
Other assets	200,700	251,341
Total assets	$ 192,813,771	$ 193,281,568

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Credit facility	$ 625,978	$ 610,500
Current portion of notes payable	1,068,718	1,019,114
Trade accounts payable	6,200,816	4,391,905
Customer deposits	2,081,570	2,130,334
Income taxes payable	2,025,598	1,194,054
Other current liabilities	9,737,925	14,936,466
Total current liabilities	21,740,605	24,282,373
Notes payable	2,744,598	3,643,696
Other long-term obligations	289,118	263,396
Deferred income tax liability	1,619,692	1,753,402
Total liabilities	26,394,013	29,942,867
Stockholders' equity:
Common stock — par value $0.0001 per share
Shares authorized: 30,000,000 as of December 31, 2009 and 2008; shares issued:
24,164,833 and 24,128,845 as of December 31, 2009 and 2008, respectively	2,416	2,413
Additional paid-in capital	24,350,971	23,707,644
Deferred compensation	(440,789)	(633,650)
Treasury stock at cost: 231,756 and 175,362 shares as of December 31, 2009
and 2008, respectively	(1,458,615)	(1,177,523)
Retained earnings	144,065,060	141,790,759
Accumulated other comprehensive loss	(99,285)	(350,942)
Total stockholders’ equity	166,419,758	163,338,701
Total liabilities and shareholders’ equity	$ 192,813,771	$ 193,281,568

The accompanying notes are an integral part of these consolidated financial statements.

ANCHEN INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008
	As restated	As restated
	(Note 2)	(Note 2)
Revenue:
Product revenue	$ 46,541,411	$ 58,655,705
Alliance revenue	18,920,538	156,597,526
Total revenue	65,461,949	215,253,231
Cost and expenses:
Cost of product revenue	22,653,130	12,802,495
Production scale-up	-	58,231
Research and development	30,004,526	21,677,207
Selling, general and administrative	10,042,056	11,625,110
Total cost and expenses	62,699,712	46,163,043
Income from operations	2,762,237	169,090,188
Interest income (expense), net	1,611,139	3,818,403
Other income (expense), net	(15,887)	47,010
Income before income taxes	4,357,489	172,955,601
Income tax provision	1,175,396	63,100,801
Net income	$ 3,182,093	$ 109,854,800

The accompanying notes are an integral part of these consolidated financial statements.

ANCHEN INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

				Additional
	Comprehensive			Paid-in			Retained	Accumulated
	Income			Capital			Earnings	Other	Total
	As restated	Common Stock		As restated	Deferred	Treasury	As restated	Comprehensive	As restated
	(Note 2)	Shares	Amount	(Note 2)	Compensation	Stock	(Note 2)	Loss	(Note 2)
Balances at December 31, 2007 - Unaudited		23,247,180	$ 2,325	$ 18,765,516	$ -	$ (2,000)	$ 67,372,092	$ (251,870)	$ 85,886,063
Cumulative adjustments to correct errors		-	-	1,106,524	-	-	341,278	-	1,447,802
Restated beginning balances January 1, 2008		23,247,180	$ 2,325	$ 19,872,040	$ -	$ (2,000)	$ 67,713,370	$ (251,870)	$ 87,333,865
Components of comprehensive income:
Net income	$ 109,854,800	-	-	-	-	-	109,854,800	-	109,854,800
Currency translation adjustments	(99,072)	-	-	-	-	-	-	(99,072)	(99,072)
Total comprehensive income	$ 109,755,728
Dividend distribution		-	-	-	-	-	(35,777,411)	-	(35,777,411)
Stock option expense		-	-	597,530	-	-	-	-	597,530
Issuance of restricted stock awards		115,000	11	633,639	(633,650)	-	-	-	-
Stock issued under equity incentive plan		766,665	77	2,604,435	-	-	-	-	2,604,512
Repurchase of common stock		-	-	-	-	(1,175,523)	-	-	(1,175,523)
Balances at December 31, 2008		24,128,845	$ 2,413	$ 23,707,644	$ (633,650)	$ (1,177,523)	$ 141,790,759	$ (350,942)	$ 163,338,701
Cumulative adjustment to correct error		-	-	-	-	-	(855,289)	-	(855,289)
Restated beginning balances January 1, 2009		24,128,845	$ 2,413	$ 23,707,644	$ (633,650)	$ (1,177,523)	$ 140,935,470	$ (350,942)	$ 162,483,412
Components of comprehensive income:
Net income	$ 3,182,093	-	-	-	-	-	3,182,093	-	3,182,093
Unrealized gain on investments	8,276	-	-	-	-	-	-	8,276	8,276
Currency translation adjustments	243,381	-	-	-	-	-	-	243,381	243,381
Total comprehensive income	$ 3,433,750
Dividend distribution		-	-	-	-	-	(52,503)	-	(52,503)
Stock option and restricted stock expense		-	-	524,688	192,861	-	-	-	717,549
Stock issued under equity incentive plan		35,988	3	118,639	-	-	-	-	118,642
Repurchase of common stock		-	-	-	-	(281,092)	-	-	(281,092)
Balances at December 31, 2009		24,164,833	$ 2,416	$ 24,350,971	$ (440,789)	$ (1,458,615)	$ 144,065,060	$ (99,285)	$ 166,419,758

The accompanying notes are an integral part of these consolidated financial statements.

ANCHEN INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008
	As restated	As restated
	(Note 2)	(Note 2)
Cash flows from operating activities:
Net income	$ 3,182,093	$ 109,854,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,891,030	3,662,614
Stock-based compensation	723,168	546,567
Deferred income taxes	79,742	904,116
Loss on disposition of property and equipment	3,384	27,494
Inventory provisions	5,025,970	427,598
Changes in operating assets and liabilities:
Accounts receivable	(3,030,183)	2,533,252
Inventories	(6,138,836)	(582,521)
Notes receivable	11,627,670	21,817,900
Trade accounts payable	1,808,912	1,586,194
Customer deposit	(48,766)	(8,685,071)
Income taxes	13,938,562	(16,929,940)
Other operating assets and liabilities, net	(4,057,881)	9,129,516
Net cash provided by operating activities	28,004,865	124,292,519
Cash flows from investing activities:
Capital expenditures	(9,043,106)	(16,351,952)
Purchase of intangibles	(3,250,000)	-
Purchase of available-for-sale securities	(22,142,124)	(71,390,904)
Proceeds from sale of short-term investments	71,390,904	-
Proceeds from sale of assets	-	32,510
Notes receivable in connection with sale of long-term investment	416,216	425,110
Net cash provided by (used in) investing activities	37,371,890	(87,285,236)
Cash flows from financing activities:
Change in short-term borrowing, net	(834,014)	2,033,999
Restricted cash in connection with notes payable	(164,243)	(305,261)
Issuance of common stock under employee stocks plans	118,642	2,604,512
Excess tax benefit(expense) from stock-based compensation	(5,619)	50,964
Cash dividends paid	(52,503)	(35,777,411)
Repurchase of common stock	(281,092)	(1,175,523)
Net cash used in financing activities	(1,218,829)	(32,568,720)
Effect on cash and cash equivalents of changes in exchange rates	(54,659)	(51,058)
Net increase in cash and cash equivalents	64,103,267	4,387,505
Cash and cash equivalents — beginning of period	21,828,733	17,441,228
Cash and cash equivalents — end of period	$ 85,932,000	$ 21,828,733
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$ 2,755,000	$ 79,345,000
Interest	$ 93,000	$ 257,000
Non-cash transaction from financing activities:
Issuance of restricted stock rewards	-	$ 633,650

The accompanying notes are an integral part of these consolidated financial statements.

ANCHEN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business

Anchen Incorporated was formed in December 2004.  Anchen Incorporated and its subsidiaries (“the Company”), headquartered in Irvine, California, develops, manufactures and markets for sale and distribution specialty pharmaceutical products.  The Company is focused on the development and commercialization of niche generic products and new drug products that fulfill unmet medical needs.  The Company utilizes its expertise in drug delivery and clinical affairs to develop high quality products, which are currently used by patients primarily in the United States of America (“U.S.”).

Note 2 — Summary of Significant Accounting Policies

Codification of Accounting Standards

The Financial Accounting Standards Board (“FASB”) has made the Accounting Standards Codification (“ASC) effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The ASC combines all previously issued authoritative U.S. generally accepted accounting principles (“GAAP”) into one codified set of guidance organized by subject area.  In these financial statements, references to previously issued accounting standards have been replaced with the relevant ASC references.  Subsequent revisions to GAAP by the FASB will be incorporated into the ASC through issuance of Accounting Standards Updates (“ASU”).

Restatement of Financial Statements

Stock-Based Compensation.  In its originally issued consolidated financial statements as of and for the years ended December 31, 2009 and 2008, the Company retrospectively adopted, effective January 1, 2006, ASC 718 Stock-Compensation (“ASC 718”), which establishes the accounting and reporting standard for stock-based compensation plans. As originally issued, ASC 718 encouraged entities to use a fair-value-based method in accounting for employee stock-based compensation plans. In addition, ASC 718 provides clarification and expanded guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The Company reflected the cumulative effect of adopting ASC 718 for the periods prior to January 1, 2008 in its consolidated statement of stockholders’ equity and comprehensive income as of January 1, 2008 and restated its consolidated balance sheet as of December 31, 2008 and the related consolidated statement of operations, stockholders’ equity and comprehensive income, and cash flows for the year then ended. These restatements reflect a cumulative reduction in retained earnings of approximately $1,589,000 as of January 1, 2008 and a reduction in retained earnings and net income of approximately $614,000 as of and for the year ended December 31, 2008.  The impact of adopting ASC 718 for the periods prior to January 1, 2008 was a reduction in net income of $97,000 in the periods prior to January 1, 2006, the ASC 718 adoption date, $566,000, and $926,000 for the years ended December 31, 2006 and 2007, respectively.

During the preparation of the consolidated financial statements as of and for the year ended December 31, 2010, the Company determined that it had incorrectly recognized compensation cost over the weighted average time of grant to be fully vested from January 1, 2006, the ASC 718 adoption date, through December 31, 2009.  ASC 718 requires that compensation cost for stock-based awards classified as equity be recognized over the requisite service period, which for awards with only a service condition, is presumed to be the vesting period. As all of the Company’s stock options have only a service condition, this error applies to all of the Company’s option grants. The Company reflected the cumulative effect of correcting this error for the periods prior to January 1, 2008 in its consolidated statement of stockholders’ equity and comprehensive income as of January 1, 2008 and restated its consolidated balance sheets as of December 31, 2008 and 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years then ended. These restatements  reflect a cumulative increase in retained earnings of approximately $572,000 as of January 1, 2008, and an increase in retained earnings and net income of approximately $157,000 and $338,000 as of and for the years ended December 31, 2008 and 2009, respectively. The impact of correcting this error for the periods prior to January 1, 2008 was an increase in net income of $26,000 in the periods prior to January 1, 2006, the ASC 718 adoption date, $271,000, and $275,000 for the years ended December 31, 2006 and 2007, respectively.

Income Taxes.  In 2009, the Company changed its 2007 federal and state income tax reporting position related to certain marketing rights income from a sale of an asset subject to installment sale treatment to licensing income. As a result, in its originally issued consolidated financial statements as of and for the years ended December 31, 2009 and 2008, the Company restated these financial statements to reflect an amendment of its 2007 and 2008 U.S. consolidated and state income tax returns and the acceleration of its recognition of installment payments related to a marketing rights agreement as taxable income in the amount of $36 million.  The Company reflected the cumulative effect of amending the income tax returns for the period prior to January 1, 2008 in its consolidated statement of stockholders’ equity and comprehensive income as of January 1, 2008 and restated its consolidated balance sheet as of December 31, 2008 and the related consolidated statement of operations, stockholders’ equity and comprehensive income, and cash flows for the year then ended.  These restatements reflect a cumulative increase in retained earnings of approximately $1,358,000 as of January 1, 2008 and an increase in retained earnings and net income of approximately $2,472,000 for the year ended December 31, 2008. The change in tax reporting position resulted in reductions in the income tax provisions and a reversal of interest expense previously accrued under the installment sales method for the years ended December 31, 2007 and 2008.  The impact of amending the income tax returns for the period prior to January 1, 2008 was an increase in net income of $1,358,000 for the year ended December 31, 2007.

On January 1, 2009, the Company adopted ASC 740, Income Taxes, which among other things, clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. In 2010, the Internal Revenue Service, the State of California and the State of Ohio initiated audits of the Company’s consolidated income tax returns for 2007 and 2008. Additionally, in March 2011, the Internal Revenue Service initiated an audit of the Company’s 2009 consolidated income tax return.  While these audits were in progress and during the preparation of the consolidated financial statements as of and for the year ended December 31, 2010, the Company reassessed its reserves for income tax uncertainties and as a result restated its provision in connection with certain tax positions.  The Company reflected the cumulative effect of these corrections for the periods prior to January 1, 2009 in its consolidated statement of stockholders’ equity and comprehensive income as of January 1, 2009 and in its consolidated balance sheet as of December 31, 2009 and restated the related consolidated statement of operations, stockholders’ equity and comprehensive income, and cash flows for the year then ended.  These restatements reflect a cumulative decrease in retained earnings of approximately $855,000 as of January 1, 2009 and an increase in retained earnings and net income of approximately $79,000 for the year ended December 31, 2009.

The following tables summarize the effect of these restatements on selected consolidated balance sheets and consolidated statements of operations data for the years ended December 31, 2009 and December 31, 2008:

	December 31, 2009
	As Reported (1)	ASC 718 Adoption	Stock-based Compensation Adjustments	Income Tax Adjustments	As Restated
Condensed Consolidated Balance Sheet Data:
Total current assets	$ 141,973,185	$ -	$ -	$ 679,639	$ 142,652,824
Total assets	192,108,036	-	(112,189)	817,924	192,813,771
Total current liabilities	20,145,945	-	-	1,594,660	21,740,605
Total liabilities	24,799,353	-	-	1,594,660	26,394,013
Additional paid-in capital	25,530,805	-	(1,179,834)	-	24,350,971
Retained earnings	143,774,151	-	1,067,645	(776,736)	144,065,060
Total liabilities and stockholders' equity	192,108,036	-	(112,189)	817,924	192,813,771

Condensed Consolidated Statement of Operations Data:
Total revenue	$ 65,461,949	$ -	$ -	$ -	$ 65,461,949
Cost of product revenue	22,687,134	-	(34,004)	-	22,653,130
Research and development	30,177,535	-	(173,009)	-	30,004,526
Selling, general and administrative	10,221,475	-	(179,419)	-	10,042,056
Operating income	2,375,805	-	386,432	-	2,762,237
Interest income and expense, net	1,611,139	-	-	-	1,611,139
Other income and expense, net	(15,887)	-	-	-	(15,887)
Income before income taxes	3,971,057	-	386,432	-	4,357,489
Income tax provision	1,205,937	-	48,012	(78,553)	1,175,396
Net income	$ 2,765,120	$ -	$ 338,420	$ 78,553	$ 3,182,093
(1) As reported in the 2009 and 2008 consolidated financial statements originally issued on July 31, 2010.

December 31, 2008
As Reported (2)		ASC 718 Adoption	Stock-based Compensation Adjustments	Income Tax Adjustments	As Restated
Condensed Consolidated Balance Sheet Data:
Total current assets	$ 153,097,747	$ -	$ -	$(310,604)	$ 152,787,143
Total assets	193,434,542	218,460	(60,830)	(310,604)	193,281,568
Total current liabilities	28,611,352	(72,890)	-	(4,256,089)	24,282,373
Total liabilities	34,156,080	(72,890)	-	(4,140,323)	29,942,867
Additional paid-in capital	22,003,590	2,494,109	(790,055)	-	23,707,644
Retained earnings	139,434,574	(2,202,758)	729,225	3,829,718	141,790,759
Total liabilities and stockholders' equity	193,434,542	218,460	(60,830)	(310,604)	193,281,568

Condensed Consolidated Statement of Operations Data:
Total revenue	$215,253,231	$ -	$ -	$ -	$ 215,253,231
Cost of product revenue	12,745,263	70,309	(13,077)	-	12,802,495
Production scale-up	58,231	-	-	-	58,231
Research and development	21,458,777	231,794	(13,364)	-	21,677,207
Selling, general and administrative	11,217,618	427,016	(156,111)	136,587	11,625,110
Operating income	169,773,342	(729,119)	182,552	(136,587)	169,090,188
Interest income and expense, net	3,680,808	-	-	137,595	3,818,403
Other income and expense, net	47,010	-	-	-	47,010
Income before income taxes	173,501,160	(729,119)	182,552	1,008	172,955,601
Income tax provision	65,661,267	(115,479)	25,479	(2,470,466)	63,100,801
Net income	$107,839,893	$ (613,640)	$ 157,073	$ 2,471,474	$ 109,854,800

(2) As reported in the 2008 and 2007 consolidated financial statements originally issued on March 31, 2009.

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. The consolidated financial statements include the accounts of wholly owned subsidiaries, after elimination of intercompany accounts and transactions.

Reverse Stock Split

In 2005, the Board of Directors approved a one-for-seven reverse stock split of the Company’s common stock and reduced the number of authorized shares of common stock.  Accordingly, the Company had restated all of the share and per share data in the consolidated financial statements to reflect the capital structure subsequent to the one-for-seven reverse stock split.

Reclassifications

Certain prior year balances have been reclassified to conform to current financial statement presentation. These reclassifications had no impact on previously reported consolidated financial statements.

Subsequent Events

The Company previously evaluated subsequent events through the July 31, 2010, the date the consolidated financial statements were originally issued. Upon re-issuance, the Company evaluated subsequent events through April 14, 2011, the date the consolidated financial statements were re-issued.

Use of Estimates

Management is required to make certain estimates and assumptions in order to prepare consolidated financial statements in conformity with generally accepted accounting principles. Such estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The Company’s most significant estimates relate to the determination of sales returns and allowances for accounts receivable and accrued liabilities, valuation of inventory balances, valuation allowance on deferred tax assets and other long-lived assets for impairment. The estimation process required to prepare the Company’s consolidated financial statements requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain. The Company’s actual results could differ materially from those estimates

Cash Equivalents and Short-Term Investments

Cash equivalents consist of highly liquid investments with insignificant interest rate risk and original remaining maturity dates of three months or less from the date of acquisition.

Short-term investments consist of highly-liquid investments with remaining maturities greater than three months and less than one year from the date of acquisition. The Company’s short-term investments as of the balance sheet dates consist of debt, time deposits and other equity securities with original maturities greater than three months and less than one year and preferred auction rate securities. The Company classifies all securities as available-for-sale and all securities are reported at fair value with any related unrealized gains and losses, net of tax, recorded in stockholders’ equity under the caption “Accumulated other comprehensive income (loss).” The cost and fair value of investments are based on the specific identification method. The Company periodically reviews its investment portfolios to determine if any investment is other-than-temporarily impaired due to changes in credit risk or other potential valuation concerns. All realized gains and losses and declines in fair value that are other-than-temporary are recorded in earnings in the period of occurrence.

Fair Value of Other Financial Instruments

The Company evaluates the estimated fair value of financial instruments using available market information and valuation methodologies. The use of different market assumptions and/or estimation methodologies could have a negative effect on the estimated fair value amounts. The fair value of the Company’s cash, cash equivalents, accounts receivable, accounts payable, forward exchange contracts, notes payable and other current liabilities approximates the carrying amount due to the relatively short maturity of these items.

Inventories

Inventories consist of finished goods held for sale and distribution, raw materials and work in process. Inventories are stated at the lower of cost (first-in, first-out method) or market (net realizable value). The Company writes down inventories to net realizable value based on forecasted demand and market conditions, which may differ from actual results.

Property, Land and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.  Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

The following table provides the range of estimated useful lives used for each asset type:

Useful Lives
(Years)
Land	-
Building	40
Machinery and equipment	5 - 7
Furniture and fixtures	3 - 7
Automobile	5
Leasehold improvements	10 - 25
Construction in progress	-

Maintenance and repairs are charged to income as incurred and betterments that extend the useful life are capitalized.  Upon retirement or sale, the cost and accumulated depreciation are eliminated from the respective accounts and related the gain or loss, if any, is reflected in income.

The Company periodically reviews its land, property and equipment to determine if facts and circumstances exist which indicate that the carrying amount of assets may not be recoverable or that the useful life is shorter than originally estimated. The Company assesses the recoverability of its assets held for use by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intangible Assets

The Company amortizes the costs of intangibles over their estimated useful lives unless such lives are deemed indefinite. The cost of intangible assets is generally amortized on a straight-line basis over the asset's estimated economic life. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value on either discounted cash flows or appraised value.

Fair Value Measurement

For financial assets and liabilities fair value on a recurring basis, the fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date.  In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Accumulated Other Comprehensive Income (Loss)

The Company reports items required to be recognized under accounting standards as components of comprehensive income (loss), including unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments, in stockholders’ equity in its consolidated financial statements.

Foreign Currency

The functional currency of the Company’s foreign subsidiary is its local currency. Accordingly, all assets and liabilities of the foreign operations are translated to U.S. dollars at current period-end exchange rates, and revenues and expenses are translated to U.S. dollars using weighted-average exchange rates in effect during the period. The gains and losses from the translation of the subsidiary’s financial statements into U.S. dollars are recorded directly into a separate component of stockholders’ equity under the caption “Accumulated other comprehensive income (loss).” Currency transaction gains and losses are included in the Company’s results of operations.

Revenue Recognition

Product sales is generally recognized upon delivery to the customer when title and the risks and rewards of ownership passes, persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured.

Gross product sales are subject to various deductions to arrive at net product sales.  When revenue is recognized from product sales, estimates for stock adjustments, price adjustments, chargebacks, rebates, including Medicaid rebates, prompt payment discounts, product returns and other sales adjustments are recorded.  These estimates are based on a variety of factors including historical payment experience, historical relationship to revenue, estimated customer inventory levels and current contract sales terms with direct and indirect customers.

Alliance revenue includes profit splits from a third party distributor of one of the Company’s products.  Pursuant to an agreement with Teva Pharmaceutical Industries, Ltd. (“Teva”), the Company receives payments based on a percentage of the profits associated with the sale of such product.  The Company’s profit split is determined by first deducting from gross sales earned by Teva i) provisions for product returns, cash discounts, rebates, and other sales allowances based on a pre-defined formula, ii) estimates for price adjustments, shelf-stock adjustments, promotional payments, and chargebacks, and iii) royalty paid to a third party in connection with marketing the product, to arrive at net sales, next reducing net sales by manufacturing and packaging costs based on pre-defined formulas, to arrive at the profit, and then applying the Company’s gross profit percentage to the profit.  Teva’s estimates for price adjustments, shelf-stock adjustments, promotional payments, and chargebacks are subject to annual true-up by Teva based on a comparison of actual cash payments and credits issued to customers versus estimates previously reported.  Based on an analysis of the profit split reports and other information received from Teva and its own internal information, the Company makes adjustments, if deemed necessary, to recognize alliance revenue to be consistent with its other revenue recognition policies.

Research and Development

Costs to research and develop the Company’s products are expensed as incurred.

Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.  Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities at the applicable tax rates.  Such deferred income tax assets and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Advertising and Marketing Costs

The Company expenses marketing and advertising costs as incurred.

Stock –Based Compensation

Effective for years beginning after December 15, 2005, ASC 718 Stock–Compensation requires the use of a fair value method of accounting and disclosing for stock-based compensation awards.  Accordingly, stock-based compensation cost is measured on the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.

Financial Instruments with Off-Balance Sheet Risk and Concentration of Credit Risk

The Company uses financial instruments that potentially subject it to concentrations of credit risk.  Such instruments consist principally of cash equivalents, short-term investments and trade accounts receivable.  The Company invests excess cash not required for use in operations in short-term investments that the Company believes bear minimal risk of loss.  The investments are of a short-term nature.  The Company has not experienced any losses due to institutional failure or bankruptcy.

Although cash balances are held at various financial institutions, such balances may, at times, exceed insurable amounts.  The Company believes it mitigates its risks by investing in or through major financial institutions.  Recovery is dependent upon performance of the institution.  At December 31, 2009, the Company had approximately $86 million in deposits in excess of the FDIC insured amount.

Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company’s customer base.  The company performs ongoing credit evaluations of its customer’s financial condition.  The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturity of these financial instruments.  The fair value of long-term debt approximates the carrying amount as the related interest rates represent current market rates.

As of December 31, 2009, there was one customer that accounted for approximately 18 percent of the accounts receivable.  The Company routinely assesses the financial strengths of its customers, as a consequence, concentration of credit risks are limited.

Recent Accounting Pronouncements

The Company adopted ASC 820, Fair Value Measurements and Disclosures, effective January 1, 2009 for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis and for all non-financial instruments accounted for at fair value on a non-recurring basis.  This guidance establishes a new frame-work for measuring fair value and expands related disclosures.

On January 1, 2009, the Company adopted ASC 740, Income Taxes.  Among other things, the authoritative pronouncement clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  ASC 740 requires application of a "more likely than not" recognition and measurement of a tax position taken or expected to be taken.

In addition, ASC 740 provides guidelines on derecognition, classification, disclosure and transition. Tax positions must be evaluated for recognition, derecognition and measurement using consistent criteria.

Note 3 — Business Combinations

Reorganization and Merger of Anchen Pharmaceuticals, Inc.

In May 2005, the Company entered into an Agreement and Plan of Reorganization, whereby the Company acquired Anchen Pharmaceuticals, Inc. (“Anchen Pharma”), a California corporation, through an exchange of shares.  The agreement stipulated a one-for-one exchange of Anchen Pharma’s common stock for the Company’s common stock.  Accordingly, the Company issued in the aggregate 86,833,833 shares, which reflect shares issued prior to the one-for-seven reverse stock split in October 2005 as discussed in Note 1, of the Company’s common stock to the stockholders of Anchen Pharma, resulting in a $3,580,345 contribution to capital, which represents cash proceeds from the original capital contribution to Anchen Pharma less accumulated deficit at the time of the merger.  The Company’s shares issued pursuant to the merger after the effect of the one-for-seven reverse stock split, was 12,404,849 shares. The transaction qualified as a corporate reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended and related or other applicable sections thereunder.

Acquisition of Anchen International Pharmaceuticals Co., Ltd.

In February 2005, the Company acquired Anchen International Pharmaceuticals Co., Ltd. (“Anchen International”), a Taiwan limited liability company that owns a manufacturing facility located in Zhongli, Taiwan. The Company acquired all the outstanding shares of Anchen International for approximately $4 million plus acquisition costs. The transaction was accounted for as a business purchase combination in accordance with SFAS No. 141. Accordingly, the tangible assets acquired were recorded at fair value on acquisition date based on reasonable assumptions. The net assets acquired resulted in negative goodwill of $59,631.  The excess of the fair value of the net assets acquired over the purchase price was allocated proportionately to reduce the fair market value of the long-lived assets.

The results of operations of Anchen International have been included in the Company’s Consolidated Statement of Operations subsequent to the date of acquisition.

Acquisition of Empax Pharma, Inc.

In September 2005, the Company acquired Empax Pharma, Inc. (“Empax”), a private company headquartered in Taipei, Taiwan that provides finished dosage formulation expertise to the pharmaceutical industry. Empax was a wholly-owned subsidiary of Chih-Yu Investment Ltd. (“Chih-Yu”), a limited liability company in Taiwan. The Company acquired all the outstanding shares of Empax for $4.13 million plus acquisition costs. The transaction was accounted for as a business purchase combination in accordance with SFAS No. 141. Accordingly, the tangible assets acquired were recorded at fair value on acquisition date based on reasonable assumptions. The net assets acquired resulted in negative goodwill of $44,238. The excess of the fair value of the net assets acquired over the purchase price was allocated proportionately to reduce the fair market value of the long-lived assets. The results of operations of Chih-Yu have been included in the Company’s Consolidated Statement of Operations subsequent to the date of acquisition.

At the date of acquisition, Empax owned 100 percent of Innopax Pharma, Inc. (“Innopax Mauritius”), a Mauritius corporation, which owned 96.59 percent of Guangzhou Innopax Pharma, Inc. (“Guangzhou Innopax”), a limited liability company of the Peoples’ Republic of China, 100 percent of Zepharm Technology, Inc. (“Zepharm”), a Samoa corporation, and 50 percent of Pharmosa Pharmaceutical Co. Ltd. (“Pharmosa”), a Taiwan corporation.  As a result of the transaction, the Company acquired a 100 percent interest in Chih-Yu, a 100 percent interest in Empax, a 100 percent interest in Innopax Mauritius, and 96.59 percent interest in Guangzhou Innopax, a 100 percent interest in Zepharm, and a 50 percent interest in Pharmosa.

Merger and Combination of Anchen International and Empax

In September 2006, the Company merged Anchen International into Empax in a Taiwanese tax free combination to form a combined entity, Anchen Pharmaceuticals (“Taiwan”), Inc. (“Anchen Taiwan”).  As a result of the merger, Anchen Taiwan became 55.73 percent owned by Chih-Yu, a wholly-owned subsidiary of the Company, and 44.27 percent owned by the Company directly.   The Company discontinued Chih-Yu’s operations in December 2007.

Acquisition of Innopax Mauritius

In December 2006, the Company acquired 100 percent of the outstanding shares of Innopax Mauritius, which included its 96.59 percent ownership interest of Guangzhou Innopax, from Empax for $350,000.  No purchase accounting adjustments were made since the investment and intercompany transaction were eliminated in consolidation.  The Company discontinued the operations of Innopax Mauritius and its majority owned subsidiary Guangzhou Innopax in December 2007.

Disposition of Chih-Yu and, Innopax Mauritius

In December 2007, the Company discontinued the operations of Chih-Yu, Innopax Mauritius and its 96.59 percent owned subsidiary, Guangzhou Innopax. The pre-tax loss on the sale of the property and equipment of Innopax Mauritius was approximately $136,000.

Note 4 — Short-Term Investments

The short-term investments are all classified as available for sale and are comprised of investment-grade debt securities and certificates of deposit.

	2009			2008
	Amortized Cost	Gross Unrealized Gains (Losses)	Estimated Fair Market Value	Amortized Cost	Gross Unrealized Gains	Estimated Fair Market Value
Debt
U.S. Corporate	$13,098,740	$8,718	$13,107,458	$ -	$ -	$ -
State and municipal	8,785,000	(447)	8,784,553	-	-	-
Preferred auction rate security	-	-	-	4,781,228	-	4,781,228
Certificates of Deposit	250,000	113	250,113	66,609,676	-	66,609,676
	$22,133,740	$8,384	$22,142,124	$71,390,904	$ -	$71,390,904

Note 5 — Notes Receivable

	December 31,
	2009	2008
Note receivable related to the Company’s marketing agreement with Teva Pharmaceutical (see Note 10). The note required Teva to make quarterly payments of $6,000,000 through June 2009 using an imputed annual interest rate of 8.25 percent.	$ -	$11,627,670

Note receivable related to the Company’s sale of its interest in Pharmosa to Bioneer. Based upon the current exchange rate, the note requires Bioneer to make a payment of approximately $454,000 in December 2010. The note bears interest at 3.5 percent Prt snnum	453,607	869,823
Total notes receivable	453,607	12,497,493
Less: current portion	453,607	12,055,101
Notes receivable less current portion	$ -	$ 442,392

Note 6 — Credit Facility and Notes Payable

Credit Facility

U.S. Credit Facility.  The Company maintains a $20 million revolving credit facility which expires in March 31, 2010.  As of December 31, 2009, the Company had no borrowings under the facility.

Foreign Credit Facility.  Anchen Taiwan, a wholly-owned subsidiary of the Company, maintains a bank credit facility, based upon the current exchange rate, the facility was approximately $2,191,000 as of December 31, 2009.  The credit facility, which is used for working capital purposes, is secured by real property held by Anchen Taiwan and expires in December 2010.  Outstanding borrowings under the facility as of December 31, 2009 and 2008 were $625,978 and $610,500, respectively, at an annual interest rate of 1.60 to 3.33 percent and 3.30 to 3.33 percent, respectively.

Notes Payable

Anchen Taiwan also entered into certain promissory notes with banks in order to fund facilities and capital expansion of the Company’s Taiwan operations.  Borrowings outstanding on these notes as of December 31, 2009 and 2008 were as follows:

Note	Security	Annual Interest Rate	Expiration	2009	2008
1	Real property	1.47% - 3.07%	April, 2017	$ 1,138,498	$ 1,258,394
2	Real property	1.88% - 3.70%	June, 2012	1,017,215	1,388,889
3	Machinery	1.93% - 3.53%	March, 2013	1,238,843	1,481,456
4	Real property	1.98% - 3.58%	March, 2013	418,760	534,071
Total notes payable				3,813,316	4,662,810
Less: current portion				1,068,718	1,019,114
Notes payable, long-term				$ 2,744,598	$ 3,643,696

Aggregate Annual Maturities

Aggregate annual maturities of the notes payable after December 31, 2009 are as follows:

2010	1,069,000
2011	1,069,000
2012	865,000
2013	279,000
2014	152,000
Thereafter	379,000
$3,813,000

Note 7 — Other Balance Sheet Components

	December 31
	2009	2008
Inventories:
Raw materials	$ 7,883,829	$ 6,630,971
Work-in-process	294,256	1,755,751
Finished goods	7,486,566	6,165,063
Total	$15,664,651	$14,551,785

	December 31
	2009	2008

Accounts receivable, net:
Gross accounts receivable	$ 9,210,851	$ 7,061,620
Less: allowance for bad debts	99,062	102,157
Less: allowance for stock adjustments, chargebacks,
and other sales adjustments	1,379,374	2,257,231
Total	$ 7,732,415	$ 4,702,232

Property, land and equipment, net:
Land	$ 4,099,376	$ 3,998,018
Building	3,775,609	3,654,557
Machinery and equipment	23,705,106	21,582,478
Furniture and fixtures	3,226,707	3,157,464
Automotive	117,648	145,488
Leasehold improvements	13,074,642	11,836,333
Construction in progress	9,383,979	2,829,131
	57,383,067	47,203,469
Less: accumulated depreciation	13,463,488	7,738,894
Total	$43,919,579	$39,464,575

Other current liabilities:
Payable to distributor	$ 1,769,432	$ 10,819,146
Payable to customers	2,271	1,058,148
Payable to licensor	147,415	-
Other accrued expenses	7,818,807	3,059,172
Total	$9,737,925	$14,936,466

Note 8 — Income Taxes

The components of income before income taxes are as follows:

	Years Ended December 31,
	2009	2008
	As restated	As restated
	(Note 2)	(Note 2)
Domestic	$ 4,246,529	$172,355,865
Foreign	110,960	599,736
Income before income taxes	$ 4,357,489	$172,955,601

The provision for income taxes consists of the following:

Current:
Federal	$ -	$ 53,333,148
State	1,088,511	8,806,342
Foreign	10,489	9,219
Total current	1,099,000	62,148,709

Deferred:
Federal	$ 560,014	$ 884,303
State	(581,282)	151,131
Foreign	97,664	(83,342)
Total deferred	76,396	952,092
Income tax provision	$ 1,175,396	$ 63,100,801

The following is a reconciliation between income taxes computed at the U.S. Federal statutory rate and the actual effective income tax provision:

	Years Ended December 31,
	2009	2008
	As restated	As restated
	(Note 2)	(Note 2)
Tax at U.S. statutory tax rate	$ 1,525,121	$ 60,534,460
State taxes, net of federal tax benefit	330,266	5,822,357
Tax on foreign income at a rate different
than the U.S. statutory rate	69,317	(284,030)
U.S. IRC section 199 domestic production deduction	-	(2,564,885)
U.S. tax research and development credit	(828,871)	(488,747)
Other, net	79,563	81,646
Income tax provision	$ 1,175,396	$ 63,100,801

Deferred tax assets and liabilities consist of the following at December 31:

Deferred tax assets - current:
Bad debt and sales reserve	$ 306,956	$ 279,593
Inventory reserve	16,215	-
Inventory - Section 263A costs	77,744	447,190
Imputed interest on installment notes	-	133,656
State income taxes	33,124	1,907,125
Accruals	679,639	-
Transfer pricing costs	-	402,456
Accrued rent and vacation	184,383	73,053
Long-term incentive plan	19,344	-
Other - foreign	95,406	114,113
Deferred tax assets - current	1,412,811	3,357,186
Valuation allowance	95,406	51,416
Net deferred tax assets - current	$ 1,317,405	$ 3,305,770

Deferred tax assets - noncurrent:
Intangible assets	$ 338,523	$ -
Long-term incentive plan	9,672	-
Stock option expenses	272,157	157,630
U.S. tax operating losses carryover	788,596	-

U.S. tax research and development credit carryover	1,250,596	-
Foreign tax operating losses carryover	93,985	178,487
Foreign tax research and development credit carryover	633,037	1,239,194
Other – Foreign	-	80,826
Deferred tax assets - noncurrent	3,386,566	1,656,137
Valuation allowance	595,898	1,320,020
Net deferred tax assets - noncurrent	$ 2,790,668	$ 336,117

Deferred tax liabilities - noncurrent:
Depreciation and amortization	1,449,158	1,510,009
Restricted stock deduction	170,534	243,393
Deferred tax liabilities - noncurrent	$ 1,619,692	$ 1,753,402

The net deferred assets and liabilities consist of the following at December 31:

	Years Ended December 31,
	2009	2008
	As restated	As restated
	(Note 2)	(Note 2)
Net deferred tax assets - current	$ 1,317,405	$ 3,305,770

Deferred tax assets - noncurrent	2,790,668	336,117
Deferred tax liabilities - noncurrent	1,619,692	1,753,402
Net deferred tax assets - noncurrent	1,170,976	-

Net deferred tax liabilities - noncurrent	-	1,417,285
Net deferred tax assets	$ 2,488,381	$ 1,888,485

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in the future. The Company evaluates the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

The Company’s businesses are subject to regulation under a wide variety of U.S. federal, state and foreign tax laws, regulations and policies. Changes to these laws or regulations may affect the Company’s tax liability, return on investments and business operations.

On January 1, 2009, the Company adopted ASC 740, Income Taxes, which among other things, clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. In 2010, the Internal Revenue Service, the State of California and the State of Ohio initiated audits of the Company’s consolidated income tax returns for 2007 and 2008. Additionally, in March 2011, the Internal Revenue Service initiated an audit of the Company’s 2009 consolidated income tax return.  While these audits were in progress and during the preparation of the consolidated financial statements as of and for the year ended December 31, 2010, the Company reassessed its reserves for income tax uncertainties and as a result restated its provision in connection with certain tax positions.  The Company reflected the cumulative effect of these corrections for the periods prior to January 1, 2009 in its consolidated statement of stockholders’ equity and comprehensive income as of January 1, 2009 and in its consolidated balance sheet as of December 31, 2009 and restated the related consolidated statement of operations, stockholders’ equity and comprehensive income, and cash flows for the year then ended.  These restatements reflect a cumulative decrease in retained earnings of approximately $855,000 as of January 1, 2009 and an increase in retained earnings and net income of approximately $79,000 for the year ended December 31, 2009. Reflecting the restatement, the adoption of ASC 740 resulted in an increase in income taxes payable of $1,953,376, an increase in current deferred tax assets of $679,639, and a reduction in retained earnings of $1,273,737.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the year ended December 31, 2009:

Year Ended December 31, 2009

Unrecognized tax benefits, beginning of year	$1,953,376
Gross increases related to tax positions taken in prior years	-
Gross decreases related to tax positions taken in prior years	-
Gross increases related to tax positions taken in the current year	210,525
Gross decreases related to tax positions taken in the current year	-

Unrecognized tax benefits, end of year	$2,163,901

Unrecognized tax benefits of $2,163,901 reflected in the Company’s consolidated balance sheet as of December 31, 2009 includes penalties and interest of $172,025.  Income tax provision of $1,175,396 reflected in the Company’s consolidated statement of operations for the year ended December 31, 2009 includes penalties and interest of $12,849.

Unrecognized tax benefits of $2,163,901 as of December 31, 2009 include items totaling $679,639, which do not have an impact on the effective tax rate.  The remaining balance of unrecognized tax benefits of $1,484,262 as of December 31, 2009 has an impact on the effective tax rate.

At December 31, 2009 the Company had net operating loss, research and development and investment tax credit carryforwards with expiration years as follows:

	Year Generated	Year of Expiration
Net operating losses:
$ 2,253,000 (U.S.)	2009	2029
$ 356,000 (Foreign)	2004	2014
$ 110,000 (Foreign)	2005	2015
$ 210,000 (Foreign)	2006	2016

Research and development and investment tax credits:
$ 633,000 (Foreign)	Various	2011-2013

The valuation allowances related to the foreign losses and foreign tax credit carryforwards were approximately $596,000 and $1,320,000 at December 31, 2009 and 2008, respectively.

The Company files income tax returns in the U.S. federal jurisdiction, in multiple state jurisdictions and in one foreign jurisdiction.  The Company has carried forward various federal and state NOL and income tax credits that remain open by statute.  As a result, such NOL and income tax credit carryforwards remain subject to adjustment by the respective tax authorities.  The federal tax return for 2007 and subsequent years are open for examination.  In addition, the state income tax returns generally have statute of limitations ranging from three to four years.

Note 9 — Stock Compensation Plans and Other Employee Benefits

In its originally issued consolidated financial statements as of and for the years ended December 31, 2009 and 2008, the Company retrospectively adopted, effective January 1, 2006, ASC 718 Stock-Compensation (“ASC 718”), which establishes the accounting and reporting standard for stock-based compensation plans. As originally issued, ASC 718 encouraged entities to use a fair-value-based method in accounting for employee stock-based compensation plans. In addition, ASC 718 provides clarification and expanded guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The Company reflected the cumulative effect of adopting ASC 718 for the periods prior to January 1, 2008 in its consolidated statement of stockholders’ equity and comprehensive income as of January 1, 2008 and restated its consolidated balance sheets as of December 31, 2008 and the related consolidated statement of operations, stockholders’ equity and comprehensive income, and cash flows for the year then ended. These restatements reflect a cumulative reduction in retained earnings of approximately $1,589,000 as of January 1, 2008 and a reduction in retained earnings and net income of approximately $614,000 as of and for the year ended December 31, 2008.  The impact of adopting ASC 718 for the periods prior to January 1, 2008 was a reduction in net income of $97,000 in the periods prior to January 1, 2006, the ASC 718 adoption date, $566,000, and $926,000 for the years ended December 31, 2006 and 2007, respectively.

During the preparation of the consolidated financial statements as of and for the year ended December 31, 2010, the Company determined that it had incorrectly recognized compensation cost over the weighted average time of grant to be fully vested from January 1, 2006, the ASC 718 adoption date, through December 31, 2009.  ASC 718 requires that compensation cost for stock-based awards classified as equity be recognized over the requisite service period, which for awards with only a service condition, is presumed to be the vesting period. As all of the Company’s stock options have only a service condition, this error applies to all of the Company’s option grants. The Company reflected the cumulative effect of correcting this error for the periods prior to January 1, 2008 in its consolidated statement of stockholders’ equity and comprehensive income as of January 1, 2008 and restated its consolidated balance sheets as of December 31, 2008 and 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years then ended. These restatements  reflect a cumulative increase in retained earnings of approximately $572,000 as of January 1, 2008, and an increase in retained earnings and net income of approximately $157,000 and $338,000 as of and for the years ended December 31, 2008 and 2009, respectively. The impact of correcting this error for the periods prior to January 1, 2008 was an increase in net income of $26,000 in the periods prior to January 1, 2006, the ASC 718 adoption date, $271,000, and $275,000 for the years ended December 31, 2006 and 2007, respectively.

The effect of recording stock-based compensation for the years ended December 31, 2009 and 2008 is as follows:

	Years Ended December 31,
	2009	2008
	As restated	As restated
	(Note 2)	(Note 2)
Stock-based compensation expense included in continuing operations::
Cost of revenue	$ 89,349	$ 57,232
Research and development	181,129	218,430
Selling, general and administrative	259,829	270,905
Total stock-based compensation expense before income taxes	$530,307	$546,567
Income taxes benefit	128,147	90,000
Total stock-based compensation expense after income taxes	$402,160	$456,567

Stock-based compensation expense by type of award::
Employee stock options	$402,160	$456,567
Restricted stock awards	192,861	-
Total stock-based compensation expense after income taxes	$595,021	$456,567

Valuation and Other Assumptions

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model using a multiple options approach, consistent with the provisions of ASC 718 Stock-Compensation and ASC 820 Fair Value Measurements [Securities and Exchange Commission’s Staff Accounting Bulletin No. 107]. All options are amortized over the requisite service periods of the awards, which are generally the vesting periods. The Black-Scholes-Merton valuation model requires the input of the following assumptions:

Expected Volatility.  As the Company’s common stock is not publicly traded and the Company has no publicly traded options, actual or implied volatility could not be calculated.  Accordingly, the Company estimated expected volatilities based on historical volatilities of guideline companies.  The Company’s projected volatility applicable to the expected terms of the options range from 35.0% to 50.0%

Expected Term. As the Company's stock or stock options are not publicly traded and post vesting employee turnover and exercise behavior is subject to significant uncertainty, the Company used the ASC 820 ("Simplified Formula") to estimate the expected term of the unvested options. Based on the Simplified Formula and Company data, the expected terms for the options were estimated to range from 5.0 to 6.5 years.

Risk-Free Interest Rate. The risk-free rate is based on the return of the U.S. Treasury Note at the time of grant with remaining terms equivalent to the expected term of the option grants.

Expected Dividends.  The Company does not expect to declare or pay future dividends on its common stock.  Accordingly a zero dividend yield was used in the valuation.

Forfeitures. The expected forfeiture of unvested options was based on historical forfeitures of options. The forfeiture rate was estimated at 15.0% and was only applied to options in 2009. Since the options were unvested as of their respective grant dates, the 15% forfeiture rate and weighted average vesting period were used to estimate the total number of stock options expected to vest.

The fair value of each option grant in the years ended December 31, 2009 and 2008 used the following weighted-average valuation assumptions:

	2009	2008
Stock option plan:
Expected stock price volatility	40%	30% - 40%
Risk free interest rate	2% - 3%	1.7% - 3.5%
Expected term of options (years)	6.4 years	5.9-6.4 years

ASC 718 (formerly SFAS No. 123R) requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes-Merton option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock.

Stock Compensation Plans

The Company has adopted various equity incentive plans, which are intended to attract and retain qualified management, key employees and certain non-employee consultants and aligns stockholder and employee interests.  Under these plans, stock options vest over a two to five-year period, expire no later than ten years from the date of grant, and are granted at prices not less than the fair market value of the Company’s common stock at the grant date.

Under all the plans, the Company is authorized to grant options up to 2,857,143 common shares.  As of December 31, 2009, 536,585 shares were reserved for future stock option grants, 1,758,736 shares were outstanding, and 822,458 shares were exercisable.

The following table summarizes the stock options activity under all the plans:

	Options Available	Options Outstanding
Beginning	2,857,143	-
Options granted	(967,159)	967,159
Options exercised	-	(25,380)
Options canceled	387,477	(387,477)
Balance at December 31, 2005	2,277,461	554,302
Options granted	(364,800)	364,800
Options exercised	-	(5,247)
Options canceled	66,980	(66,980)
Balance at December 31, 2006	1,979,641	846,875
Options granted	(949,000)	949,000
Options exercised	-	(5,826)
Options canceled	67,462	(67,462)
Balance at December 31, 2007	1,098,103	1,722,587
Options granted	(359,900)	359,900
Options exercised	-	(489,381)
Options canceled	146,618	(146,618)
Balance at December 31, 2008	884,821	1,446,488
Options granted	(337,000)	337,000
Options exercised	-	(35,988)
Options canceled	103,764	(103,764)
Balance at December 31, 2009	651,585	1,643,736

In 2005, the Company granted certain undervalued stock options to certain employees and consultants.  Before giving effect to the Company’s one-for-seven reverse stock split in October 2005, the Company granted a combined total of 417,000 incentive and non-qualified options. There were 303,000 options granted at an exercise price of $0.10 and 114,000 granted at an exercise price of $0.20.  Through December 31, 2007, 157,000 of these options have been exercised, 91,000 of the options have been canceled and 169,000 are outstanding.  The combined total of the options granted, net of the options cancelled, have been identified by the Company’s management as undervalued options at risk pursuant to Internal Revenue Code Section 409a.  The Company’s management with the approval of the Board of Directors has addressed this issue by canceling six-sevenths of the undervalued stock options outstanding and exercised options and re-issuing adjusted options and adjusted stock, respectively, to properly reflect the reverse stock split.  The adjusted options and adjusted stock were issued at the appropriate fair value at the time of the reverse stock split or seven times their original exercise price.

Restricted Stock Awards

The Company began granting restricted stock awards to certain key employees during the fourth quarter of 2008. The following table summarizes the restricted stock award activity for the years ended December 31, 2008 and 2009:

	Number of Shares	Weighted-Average Grant Date Fair Value

Unvested restricted stock awards at December 31, 2007	-	$ -
Granted	115,000	5.51
Vested	-	-
Forfeited	-	-
Unvested restricted stock awards at December 31, 2008	115,000	$ 5.51
Granted	-	-
Vested	(35,002)	5.51
Forfeited	-	-
Unvested restricted stock awards at December 31, 2009	79,998	$ 5.51

These restricted stock awards, which were granted pursuant to the 2008 Equity Incentive Plan, vest annually over three to four years and are granted at prices not less than the fair market value of the Company’s common stock at the grant date.  The Company recognizes compensation expense at the time the restricted stock awards vest signifying the employee’s completion of each year of continuous service.   Deferred compensation in connection with the Company’s grant of these restricted stock awards as of December 31, 2009 and 2008 was $440,789 and $633,650, respectively.

Post-Retirement Benefit Plan

The Company has a non-domestic pension plan, which is funded in accordance with applicable local laws and regulations.  Included in prepaid expenses and other current assets and other long-term obligations on the accompanying balance sheet at December 31, 2008 are deferred pension costs and retirement benefits payable of approximately $49,000 and $41,000, respectively.  Pension cost for the years ended December 31, 2009 and 2008, respectively, were approximately $134,000 and $109,000.

Note 10 – Marketing and Distribution Arrangements

Marketing Exclusivity

The Company was first to file the Abbreviated New Drug Application (“ANDA”) for its 300 mg and 150 mg strength generic bupropion hydrochloride extended release tablet products (“BPP”) with the Food and Drug Administration (“FDA”).  Pursuant to the terms of the Master 300 mg Agreement (“300mg Agreement”) with Teva entered into in January 2006 and amended in February 2007, the Company granted Teva exclusive control over all rights under the 180 days of first-to-file marketing exclusivity (“180-day market exclusivity”) of its 300mg BPP.  In compliance with the terms of the 300mg agreement, in December 2006, the Company commenced the commercial marketing of its 300mg BPP, which triggered the Company’s rights to the 180-day marketing exclusivity.  Immediately thereafter, the Company filed a request with the FDA to selectively waive its rights to the 180-day market exclusivity of its 300mg BPP to Impax Laboratories, Inc. (“Impax”), who had filed its own 300mg BPP under a separate ANDA with the FDA.  Consequently, in partnership with Impax, Teva immediately commenced marketing the 300mg BPP and continued to market this product exclusively throughout the 180-day period.  In June 2007, after the 180-day marketing exclusivity expired, the Company re-commenced its commercial marketing of the 300mg BPP under its own label. Under the terms of the 300mg Agreement, the Company was entitled to receive certain advance payments, a product launch payment and post-launch date payments aggregating $138,000,000, provided certain agreement terms and contractual obligations are met and assuming certain adverse market events do not occur.

During 2009 and 2008, the Company received $12,000,000 and $24,000,000 respectively. Under the 300mg Agreement, the payments received in 2006 were subject to partial repayment if certain adverse events occurred or the Company elected to sell its own 300mg BPP after the 180-day exclusivity period which would result in certain reduction of contract payments.  The repayment was based upon a pro-rata formula over the 180-day exclusivity period. In February 2007, the Company entered into a settlement agreement with the brand company along with Teva and other related parties.  As a result of the settlement, all of the contingencies to the receipt of payments and restrictions to sell the Company’s own 300mg BPP were eliminated and removed under the Settlement Agreement.

Distribution Partner

Pursuant to a Distribution and Supply Agreement (“150mg Agreement”) with Teva entered into in December 2006 and amended in February 2007, the Company provided Teva with exclusive rights to market and distribute the Company’s 150mg BPP for the first 180 days subsequent to the commercial launch of the product.  Under the 150mg Agreement, Teva is to continue marketing and distributing the Company’s 150mg BPP under a non-exclusive arrangement for two and a half years subsequent to the commercial launch of the product, unless earlier terminated, as defined in the agreement.

Pursuant to the agreement, the Company is to supply fully finished and packaged products, which includes tablets packaged in bottles, prior to the commercial launch date and tablets in bulk form only, subsequent to the launch date.  Teva is to reimburse the Company for manufacturing and packaging costs for pre-launch quantities delivered to Teva and for manufacturing costs only for post-launch quantities based on pre-defined terms in the agreement.

Furthermore, the Company is entitled to receive a 65% share of the profits earned by Teva associated with the sale of its 150mg BPP.  Profits are determined first based on gross sales earned by Teva less i) a 13% deduction for product returns, cash discounts, rebates, and other sales allowances, ii) a 5% estimate for pricing adjustments, shelf-stock adjustments and promotional payments, iii) reasonable estimates for chargebacks, and iv) a 1% royalty paid to a third party in connection with marketing the product, to arrive at net sales.   Next, net sales are reduced by manufacturing and packaging costs based on pre-defined formulas, to arrive at the profit.  The Company’s profit split is then determined by applying the Company’s gross profit percentage of 65% to the profit.  Teva’s estimates for price adjustments, shelf-stock adjustments, promotional payments, and chargebacks are subject to annual true-up by Teva based on a comparison of actual cash payments and credits issued to customers versus estimates previously reported.

Based on an analysis of the profit split reports and other information received from Teva and its own internal information, the Company makes adjustments, if deemed necessary, to recognize alliance revenue to be consistent with its other revenue recognition policies.   The Company launched its 150mg BPP in May 2008 through its partnership with Teva and recorded approximately $19 million and $157 million of alliance revenue for the years ended December 31, 2009 and 2008, respectively.

In November 2008, after 180 days from the launch date, the Company commenced marketing and distributing its 150mg BPP directly to its customers.  Revenue associated with these sales is recorded under product sales.

Note 11 — Commitments and Contingencies

Legal Matters

The Company and its subsidiaries are involved in various litigation matters that arise from time to time in the ordinary course of business. The Company’s regular practice is to expense legal fees as services are rendered in connection with legal matters, and to accrue for liabilities when losses are probable and reasonably estimable.

Cyclobezaprine Hydrochloride Litigation. Anchen Pharmaceuticals, Inc. was named as defendants in a lawsuit in the United States District Court for the District of Delaware by Eurand, Inc.  The litigation alleges that Anchen Pharmaceuticals’ proposed cyclobenzaprine hydrochloride extended-release drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. The case is pending and a trial date is expected for September 2010.  The Company believes that there is currently no risk or range of potential loss to Anchen arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Darifenacin Litigation.  In 2009, the Company and its subsidiary Anchen Pharmaceuticals, Inc. were named as defendants in a lawsuit in the United States District Court for the District of Delaware by Novartis Pharmaceuticals Corporation.  The litigation alleges that Anchen Pharmaceuticals’ proposed darifenacin extended-release drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA would infringe a Novartis patent. The case is pending and no trial date has been set.  The Company believes that there is currently no risk or range of potential loss to Anchen arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Duloxetine Litigation. In 2009, Anchen Pharmaceuticals, Inc. was named as defendants in a lawsuit in the United States District Court for the Southern District of Indiana by Eli Lilly and Company.  The litigation alleges that Anchen Pharmaceuticals Inc.’s proposed duloxetine extended-release drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. The case is pending and no trial date has been set.  The Company believes that there is currently no risk or range of potential loss to Anchen arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Fluvoxamine Maleate Litigation. The Company and its subsidiary were named as defendants in a lawsuit in the United States District Court for the Central District of California by Elan Pharmaceutical International (“Elan”) and Jazz Pharmaceutical (“Jazz”).  The litigation relates to an ANDA filed with the U.S. Food and Drug Administration. This case falls under the Hatch-Waxman Act and accordingly the only relief permitted at this stage of the litigation is of an injunctive nature. The complaint alleges infringement of a U.S. patent entitled “Multiparticulate Control Release Selective Serotonin Reuptake Inhibitor Formulations” of which Elan is the assignee and Jazz is the exclusive licensee. The Company seeks FDA approval for a drug product generic to Jazz’s Luvox CR product. The Company maintains that its proposed generic product does not infringe upon the Jazz patent. The Company has filed a summary judgment of noninfringement. It is the opinion of management that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Tramadol Litigation. In January 2010, Anchen Pharmaceuticals, Inc. was named as defendants in a lawsuit in the United States District Court for the Central District of California by Purdue Pharmaceutical Products LP.  The litigation alleges that Anchen Pharmaceuticals’ proposed tramadol hydrochloride extended-release drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. The case is pending and no trial date has been set.  The Company believes that there is currently no risk or range of potential loss to Anchen arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Guanfacine Hydrochloride Litigation. Subsequent to year end, the Company’s subsidiary, Anchen Pharmaceuticals, Inc. was named as defendants in a lawsuit by Shire LLC. The litigation alleges that the Company’s proposed guanfacine hydrochloride extended-release drug product in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. The case is pending and no trial date has been set. The Company believes that there is currently no risk or range of potential loss to Anchen arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Quetiapine Fumarate Litigation. Subsequent to year end, the Company’s subsidiary, Anchen Pharmaceuticals, Inc. was named as defendants in a lawsuit by AstraZencca Pharmaceutical LP. The litigation alleges that the Company’s proposed quetiapine fumarate drug product, if marketed in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patent. The case is currently in its fact discovery and claim construction phase. The Company believes that there is currently no risk or range of potential loss to Anchen arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Doxercalciferol Litigation. Subsequent to year end, the Company was named as a defendant in a lawsuit in the United States District Court for the District of Delaware by Genzyme.  The litigation alleges that the Company’s proposed doxercalciferol capsules, if sold and marketed in the United States in accordance with the Company’s Abbreviated New Drug Application (“ANDA”) filed with the U.S. Food and Drug Administration (“FDA”), would infringe on their patents.  The Company believes that there is currently no risk or range of potential loss arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Choline Fenofibrate Litigation. Subsequent to year end, the Company’s subsidiary, Anchen Pharmaceutical, Inc. was named as defendants in a lawsuit in the United States District Court for the District of New Jersey by Abbott Laboratories.  The litigation alleges that the Company’s proposed choline fenofibrate delayed-release capsules, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents.  The Company believes that there is currently no risk or range of potential loss arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Paricalcitol Litigation. Subsequent to year end, the Company was named as a defendant in a lawsuit in the United States District Court for the District of Delaware by Abbott.  The litigation alleges that the Company’s proposed paricalcitol capsules, if sold and marketed in the United States in accordance with the Company’s Abbreviated New Drug Application (“ANDA”) filed with the U.S. Food and Drug Administration (“FDA”), would infringe on their patent.  The Company believes that there is currently no risk or range of potential loss arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Other.  The Company is a defendant in various other suits, claims and investigations that arise in the normal course of business. In the opinion of management the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Operating Leases

The Company leases its U.S. facilities and certain office equipment under agreements accounted for as operating leases.  The Company’s office and production facility lease expires in March 2016, the research facility lease expires in August 2018, and the warehouse and packaging facility lease expires in December 2017. Rent expense due under facility leases was $1,342,639 and $1,481,038 for the years ended December 31, 2009 and 2008, respectively.

Future minimum lease payments under non-cancelable operating leases at December 31, 2009 were as follows:

2010	$ 1,396,000
2011	1,377,000
2012	1,401,000
2013	1,314,000
2014	1,320,000
Thereafter	3,233,000
$10,041,000

Note 12 — Investments and Fair Value

In 2009, the Company adopted the provisions of ASC 820 Fair Value Measurement with respect to only financial assets and liabilities. ASC 820 defines fair value, establishes the framework for measuring fair under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received from sell of an asset or paid to transfer a liability (an exist price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs. The standard describes a fair value hierarchy based on these levels of input, of which the first two are considered observable and the last is considered unobservable, that may be used to measure fair value:

•

Level 1  – Quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In accordance with ASC 820, the following table represents the Company’s fair value hierarchy for the Company’s financial assets and liabilities measured at fair value as of December 31, 2009.

	Level 1	Level 2	Level 3	Total
Cash	$69,749,494	$ -	$ -	$ 69,749,494
Cash equivalents	16,652,011	-	-	16,652,011
Certificate of deposit	-	250,113	-	250,113
U.S. corporate debt securities	-	13,107,458	-	13,107,458
Municipal obligations	-	8,784,553	-	8,784,553
Total cash and investments	$86,401,505	$22,142,124	$ -	$108,543,629

Note 13 — Subsequent Event

On March 30, 2010, the Company completed a corporate reorganization whereby Anchen Pharmaceutical (Taiwan), Inc. (“Anchen Taiwan”) was spun-off from the Company. Accordingly, Anchen Taiwan will operate as an independent company from the spin-off date. The Company’s management believes that the spin-off will provide favorable tax treatment for the Company and Anchen Taiwan. The spin-off will further provide Anchen Taiwan with greater opportunities to pursue its future development efforts and access external capital.

As of the reorganization date, Anchen Taiwan changed its name to TWI Pharmaceuticals, Inc. (“TWI Pharma”). TWI shares will be held by TWI Pharmaceuticals Holdings, Inc. (“TWI Holdings”), a Cayman Island holding company. TWI Holdings was further capitalized before the reorganization and then spun-off to the Company’s shareholders pursuant to a one-for-one stock dividend of TWI Holding’s common shares by the Company. Accordingly, approximately 93% of TWI Holding’s value before the spin-off will be held by the Company in the form of newly issued preferred shares and common shares and a retention of some common shares. The newly issued and retained common shares represent approximately 8% of the outstanding common shares outstanding post reorganization.

The aforementioned additional capitalization by the Company of Holdings amounted to $26.8 million. In addition to the one-for-one stock dividend, the Company declared and paid a cash dividend of $895,686.

Anchen Taiwan had income from operations of $114,189 in 2009 and $619,951 in 2008, net income of $2,809 in 2009 and $673,859 in 2008 included in the accompanying consolidated statements of operations.

The following table presents the assets and liabilities of Anchen Taiwan as of December 31, 2009 and 2008.

	2009	2008
Cash	$1,238,046	$ 643,470
Accounts and note receivable, net	966,483	506,290
Inventory	1,167,683	1,022,600
Other current assets	147,245	191,417
Total current assets	$ 3,519,457	$ 2,363,777
Property, plant and equipment, net	$12,687,627	$13,300,704
Note receivable	-	442,392
Other assets	81,046	307,273
Total assets	$16,288,130	$16,414,146

Credit facility and current portion of debt	$ 1,694,696	$ 1,629,614
Accounts payable and accrued expenses	1,811,261	1,546,959
Other current liabilities	36,927	54,522
Total current liabilities	$ 3,542,884	$ 3,231,095
Note payable, long-term	$ 2,744,598	$ 3,643,696
Other liabilities	-	184,873
Total liabilities	$ 6,287,482	$ 7,059,664